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                                                                   EXHIBIT 99(b)


                            UNITED STATES OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION


FACT-FINDING INVESTIGATION OF POTENTIAL     )
MANIPULATION OF ELECTRIC AND NATURAL        )      DOCKET NO. PA02-2-000
GAS PRICES                                  )


                         RESPONSE OF AVISTA CORPORATION
                             TO ORDER TO SHOW CAUSE

        Avista Corporation (hereinafter "Avista Utilities") hereby submits its response to the June 4, 2002 "Order To Show Cause Why Market-Based Rate Authority Should Not Be Revoked," 99 FERC P. 61,272 (2002) ("June 4 Order"), issued by the Federal Energy Regulatory Commission ("FERC" or "Commission"), and requiring Avista Utilities to show cause why its authority to charge market-based rates should not be revoked as of February 13, 2002. The basis of the June 4 Order is Avista Utilities' alleged failure to respond fully and accurately to the Associate Director's data request issued on May 8, 2002 ("May 8 Data Request"). This response expands upon the response submitted by Avista Corporation on May 22, 2002 ("May 22 Response") and demonstrates: the lengths that Avista Utilities went to in responding to the May 8 Data Request, why Avista Utilities could not identify information on certain transactions at that time, and why its responses were and remain accurate. Now that the transactions in question have been specifically identified through access to previously unavailable materials, it is clear Avista Utilities was not engaged in "Ricochet" transactions with either Portland General Electric Company ("PGE") or Enron Corporation ("Enron").

        Avista Utilities received a letter from PGE on May 17, 2002 advising Avista Utilities that PGE intended to disclose documents indicating that Avista Utilities may


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have been involved in Ricochet trading. That letter listed only dates, and no other information was provided. Avista Utilities was aware that the Commission would expect Avista Utilities' response to address the PGE letter. Avista Utilities increased its efforts to find relevant material. That search, however, turned up no evidence that would have indicated that Avista Utilities engaged in Ricochet trading or any of the other practices described in the May 8 Data Request. Avista Utilities therefore provided a response that was entirely accurate and appropriately based on the information available at the time the response was filed and remains so today.

        Avista Utilities could only determine what transactions PGE was referring to after receiving copies of the PGE transcripts on June 5, 2002, after the June 4 Order was issued. Once Avista Utilities obtained the transcripts, they permitted Avista Utilities to better focus a search of its records, and locate transcripts of telephone conversations and the hand-written logs regarding the trades referenced by PGE in its filing. Those materials conclusively establish that the trades in question are not "Ricochet" trades and, Avista Utilities did not engage in any of the other trading practices outlined in the May 8 Data Request through those trades.

        The investigation performed by Avista Utilities in response to the May 8 data requests was performed in good faith, and was reasonably calculated to uncover material responsive to the Commission's requests which were targeted to whether Avista Utilities engaged in certain trading strategies. Moreover, the investigation undertaken in response to the June 4 Order establishes that the May 22 Response was and remains accurate. The total value of all the transactions at issue involve only about $87,000 of energy, and resulted in total net revenue to Avista Utilities of less than $2,500, and constitutes less


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than one-tenth of one percent of all Avista Utilities trading activity during the three month period of April through June 2000. The Commission's heightened scrutiny of Avista Utilities is therefore misplaced, and there is no basis for revoking Avista Utilities' authority to sell electricity at market-based rates.

I.      INTRODUCTION

        The May 8 Data Request sought information from wholesale sellers of energy and capacity to the California Independent System Operator ("Cal ISO") or the California Power Exchange ("Cal PX") engaged in any of the trading strategies outlined in certain memos released by Enron in early May 2002. Only a few days before the responses to the May 8 data requests were due, Avista Utilities received a letter from PGE advising Avista Utilities that PGE intended to release to the Commission certain unidentified documents referencing "Avista" regarding unidentified transactions, which "may be responsive to paragraph I.H. of the data request" and which occurred on certain listed days during the months of April, May, and June 2000. Paragraph I.H. addresses "Ricochet" or "megawatt laundering" transactions, defined by FERC as transactions in which a seller "(i) buys energy from the Cal PX and exports to another entity, which charges a small fee; and (ii) the first company resells the energy back to the Cal ISO in the real-time market."

        In response to the letter from PGE, Avista Utilities used the few days remaining before the response due date to conduct as thorough an investigation as possible into whether Avista Utilities' traders may have engaged in Ricochet trades involving PGE or Enron on the dates listed by PGE. Although (as discussed in more detail below) that investigation included a review of Avista Utilities' previously-filed transaction reports


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and interviews with Avista Utilities' traders, technological and time limitations prevented Avista Utilities from conducting a review of the telephone tape recordings of conversations between Avista Utilities' traders and traders from PGE. Avista Utilities also was unable to procure any of the documents in PGE's possession prior to the deadline for the response to the data requests, notwithstanding unsuccessful attempts by counsel to contact PGE for further clarification. Nonetheless, the investigation that Avista Utilities was able to conduct did not reveal any evidence that would confirm PGE's suggestion that Avista Utilities was involved in transactions that may have been Ricochet trades. Indeed, the computer searches and trader interviews conducted by Avista Utilities, and the focus on specific terms and strategies mandated by the relatively short response period, failed to turn up anything suggesting a Ricochet trade.

        For these reasons, Avista Utilities' response described the extent of, and the limitations on, Avista Utilities' internal investigation, and stated, in relevant part, that based on the investigation described in the response, "no information was evident from business records or employee interviews that would indicate that this respondent or its employees were knowingly engaged in [Ricochet transactions], or any variant thereof."(1) Avista Utilities' response also described the letter received from PGE, and stated that "Avista Utilities
.. . . has reviewed its transaction records for the dates identified in the letter and has found nothing that would reasonably be believed to be responsive to the request I.H.1 above or III.B. below."(2)


---------------
(1) May 22 Response at 8.

(2) Id. As discussed in detail below, Avista Utilities' search in response to the PGE letter focused on prescheduled transactions involving a day-ahead purchase from the CalPx (where Avista Utilities did not trade) that would have been delivered at the California-Oregon Border ("COB"), since that is the initial step in the Commission's definition of "Ricochet".


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        The June 4 Order takes issue with Avista Utilities' response, stating that a review of transcripts submitted by PGE as part of its response to the May 8 Data Request indicates that Avista Utilities was involved in Ricochet transactions with both PGE and Enron. The June 4 Order states further that Avista Utilities has not submitted any explanation of the apparent discrepancy between Avista Utilities' denials and the documents submitted by PGE, and asks Avista Utilities to provide additional information to the Commission.

        Avista Utilities was only able to review the transcripts and other related materials provided to the Commission by PGE after the June 4 Order. Significantly, the PGE transcripts include conversations not only with Avista, but PGE Transmission, Enron and the Bonneville Power Administration ("BPA"), conversations to which Avista Utilities was not a party. Avista Utilities was only then able to use the materials provided by PGE to help locate the seventeen relevant transactions and then produce transcripts of Avista Utilities' telephone recordings of the trade and to follow the transactions in question from the taped transcripts through hand-written real-time trading logs and final accounting resolution. A review of all of these materials and follow-up interviews with all the Avista Utility traders involved has clarified for Avista Utilities the factual circumstances surrounding certain transactions with both Enron and PGE in April, May, and June of 2000.(3) As will be explained in more detail in subsequent portions of this answer, Avista Utilities required access to the PGE transcripts and other internal Enron materials, made public only after June 4, in order to focus its own investigation on the transactions in


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(3) It was not possible, of course, to follow-up with Mr. Scholten, who is deceased but all the others, including a former employee were interviewed.


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question, which occurred more than two years ago and to discern the factual circumstances surrounding those transactions.

        Certainly, had Avista Utilities been able to review all the transcripts, both its own and PGE's, relating to the transactions, prior to the deadline for filing the responses to the May 8 Data Request, Avista Utilities would have been in a position to provide an additional explanation of the transactions with PGE and Enron in April, May, and June of 2000. Nonetheless, a close examination of those transactions reveals conclusively that Avista Utilities was not engaged in Ricochet transactions, or any other trading strategy specified in the May 8 Data Request. To the extent that any company engaged in a "trading strategy" behind the specified transactions, that company was Enron, engaging in the practice identified in the data requests as "Death Star." Avista Utilities, however, was unaware of Enron's intent, did not participate in the Cal ISO congestion markets which enable Death Star to work, did not understand the transactions to be part of a congestion relief schedule. Instead, Avista Utilities' traders believed they were engaging in a standard bilateral, buy/sell transaction with Enron and PGE in an accommodation to maintain good relations with two of Avista Utilities' common trading counterparties.

II. AVISTA UTILITIES COULD NOT HAVE DISCOVERED RELEVANT EVIDENCE OF THE TRANSACTIONS IN QUESTION WITHOUT INFORMATION FROM PGE WHICH WAS UNAVAILABLE PRIOR TO THE MAY 22 DEADLINE FOR AVISTA UTILITIES' RESPONSE

        To understand Avista Utilities' efforts to discover evidence of Ricochet trades with Enron or PGE after the receipt of PGE's letter on May 17, 2002, it is necessary to first understand the context in which that letter was received. The May 8 Data Requests triggered an extended effort on the part of Avista Utilities to investigate whether its traders may have been involved in the activities described in the Enron memos. On May


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17, 2002, Avista Utilities and its counsel were involved in an intensive, and indeed time-pressured search for material that might be responsive to the May 8 Data Request. Avista Utilities' intent from the very beginning has been to fully and accurately respond to the data requests in this proceeding.

        It would be an understatement to say that conducting a thorough internal investigation into Avista Utilities' trading practices in the limited time allowed by the Commission presented unique and significant challenges to Avista Utilities. As an initial matter, such an investigation required identifying and interviewing all of the Avista Utilities employees who were engaged in trading activities on behalf of the company during the time frame specified in the data requests. Those interviews lasted several days, and required sometimes detailed and complex discussions with the relevant traders and management personnel.

        The investigation also required Avista Utilities to secure and review all written and electronic documents and other data relating to Avista Utilities' trading operations during the time period specified in the data requests. This job required perhaps the most time-intensive labor, since Avista Utilities has in its possession hundreds of thousands of documents, and voluminous electronic databases, including e-mail and transaction records relating to Avista Utilities' power trading activities during 2000 and 2001. The questions posed by the May 8 Data Request identified a number of trading strategies and therefore Avista Utilities focused its search on the specific terms set forth in the May 8 Data Request and reviewed every document found to contain the term or terms being searched. There was simply no time to engage in a transaction-by-transaction database search and review of the underlying details of each individual transaction over a two-year


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period. Avista Utilities' employees worked diligently for nearly a week, to finish the review within the time frame allotted by FERC. They were assisted by outside FERC and local counsel through this process.

        Given the period allotted by FERC for the review, there was inadequate time and technical resources necessary to produce transcripts of the conversations between Avista Utilities' traders and traders from other utilities during the relevant period. Avista Utilities' tapes are in analog form, and thus are not subject to electronic searches. Furthermore, Avista Utilities has only a limited amount of equipment able to replay the tapes. Avista Utilities' audio reproduction equipment was designed for the limited purpose of being able to reproduce individual transcripts for use in dispute resolution proceedings with other sellers. Avista Utilities did not anticipate that it might have to reproduce or analyze in a time period of only two weeks nearly two years' worth of telephone tape recordings on five to six lines. Simply put, there was no way for Avista Utilities to conduct any kind of meaningful review of all, or even a portion, of the telephone conversations in its possession and no way to focus such a review. Avista Utilities offered in its May 22 response, and offers again in this filing, to provide the Commission with full access to all of Avista Utilities' trader tape recordings.

        In the midst of the intense and time-pressured atmosphere at Avista Utilities in the days leading up to the deadline provided by the Commission for responding to the May 8 Data Request, PGE sent its letter to Avista Utilities. The letter was received late in the day on Friday, May 17, 2002. The notifications in the letter, and the vague, unspecified references to Ricochet trading on certain days, caused significant concern to Avista


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Utilities as Avista Utilities knew the Commission would expect it to address the subject of the letter. Therefore the letter triggered an additional series of searches.

        In response to the PGE letter, Avista Utilities pulled and reviewed all of the company's "deal tickets" -- that is, internal records of wholesale transactions -- for all sales to or purchases from PGE or Enron on the days listed in the letter. The deal tickets cover short-term trades that are longer than day-ahead deals, but shorter than month-long deals. Given the definition of a Ricochet trade set forth in the Commission's May 8 Data Request -- particularly the focus on purchases from the Cal PX day-ahead markets, and resales back into the Cal ISO real-time market -- the company's trading personnel believed that a focus on those deal tickets would identify possible ricochet trades. The review of the deal tickets revealed nothing on the days in question that would indicate a Ricochet transaction involving PGE.

        After reviewing the deal tickets for the days in question, Avista Utilities' trading personnel then reviewed the Avista Utilities data submission provided to the Commission in this proceeding in April 2002. That data submission contains the most complete electronic database of Avista Utilities' real-time transactions.

        The review of the database submitted to FERC also revealed nothing that would indicate a Ricochet transaction involving PGE. Indeed, Avista Utilities' records showed that all of the transactions with PGE on the days specified in the PGE letter -- and there were typically numerous transactions on the relevant days -- occurred at the Mid-Columbia trading hub.(4) Such transactions seem fundamentally inconsistent with a Ricochet trade, as defined in the Enron memos and the May 8 data request, because the

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(4) Avista Utilities did identify one real-time transaction with PGE at the
California-Oregon Border. That transaction, however, involved a sale during heavy load hours that did not match the fundamental profile of a Ricochet transaction. As such, the transaction raised no red flags for Avista Utilities.


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Mid-Columbia hub is three wheels away from the Cal ISO and the Cal PX. To bring electricity all the way up to the Mid-Columbia hub and then back down into California would require paying at least two extra wheeling charges than would be necessary if a party engaging in Ricochet transactions simply transferred the electricity to a control area adjoining California, and then back into California. Those extra wheeling charges would have cut into any margin between the Cal PX day-ahead market and Cal ISO real-time market that a party engaging in Ricochet deals would receive, particularly in the spring of 2000, when prices in the entire Western Systems Coordinating Council ("WSCC") were relatively soft, and trading margins were fairly thin. Only in the summer of 2000, when prices in the region began to spike substantially, would a Ricochet deal -- particularly one using the Mid-Columbia hub as a turnaround point -- have made any economic sense for a trader.

        With the benefit of the additional materials provided by PGE and the additional transcripts that Avista Utilities was able to produce from its own records, it is now clear that there were inconsistencies -- and sometimes substantial inconsistencies -- among the data in the databases searched after receipt of the PGE letter, the transcripts of the trading conversations involving transactions with PGE on the relevant days, and the settlements and billing information. Indeed, it is now apparent that Avista Utilities engaged in real-time buy/sell transactions on the 17 days in question involving PGE and Enron at the California-Oregon Border ("COB"), none of which were "Ricochets." Those transactions will be explained in additional detail in the next section of this answer. But for the purposes of providing a complete response to the June 4 Order, it is first important for the




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Commission to understand why those real-time transactions involving sales to PGE at COB did not appear in Avista Utilities' search of the database provided to FERC in this docket in April 2002, and why purchases from Enron would not be found.

        Avista Utilities did not have a separate electronic database of its real-time transactions for most of 2000. The Commission's initial data requests in this docket forced Avista Utilities to compile a separate database of its real-time trades using the spreadsheet format required by those data requests. The database was compiled by picking real-time transactions out of a data dump from CASSO's(5) billing database, which contains intermingled data on all of Avista Utilities' purchases and sales.(6) One problem faced by Avista Utilities in compiling the database was that the billing system did not always contain the delivery point for each real-time transaction. Nonetheless, the Avista Utilities personnel who compiled the database were informed by the Avista Utilities billing and settlements employees that information in CASSO was organized by counterparty "memo" files, and that those "memo" files could be electronically queried to identify the delivery point applicable to the account. This information helped Avista Utilities complete the search for information on delivery points, since Avista Utilities only conducts trades on its system or at two hubs in the Pacific Northwest -- COB and the Mid-Columbia. Thus, the Avista Utilities personnel who conducted the search knew that if a particular non-system trade was not listed as having been delivered at COB, then it must have been delivered at the Mid-Columbia hub.


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(5) CASSO is a power scheduling and accounting software service operated by an independent third party provider.

(6) The billing database used by Avista Utilities does not segregate transactions by duration. Thus, it was necessary for Avista Utilities to go through the database and pick out the relevant short-term transactions, and put those transactions into a separate database for submission on April 8, 2002 .


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        The query used to search the CASSO "memo" files sought to identify all memo accounts including the terms ">JD", ">BE", and "COB Sale". No real-time transaction accounts with PGE were identified by that query and the report submitted on April 8, 2002 in this Docket identified, by default, all PGE short-term transactions as occurring at Mid-Columbia. Unfortunately for Avista Utilities, the short-term transaction memo account for PGE at COB had an extra space between the term "COB" and the term "Sale" in the account description. Thus, because the search had been conducted using the phrase "COB Sale" (with only one space between "COB" and "Sale"), the transactions included in that account were assumed to have been at the Mid-Columbia hub and they were listed that way in the data submitted to FERC. This error only became apparent when Avista Utilities was able to review the transcripts and realized that there had been a reporting error, which was then tracked down. The misidentified transactions are listed in Attachment D.

        The Avista Utilities' real-time transactions with PGE during the days specified in the May 17 PGE letter were conducted under the account with the extra space between "COB" and "Sale" and Avista Utilities' search of its database in the aftermath of the receipt of the May 17 letter from PGE did not turn up any transactions with PGE on the relevant days at COB.(7) As noted above, the only real-time transactions with PGE in Avista Utilities' report on those days were listed as being delivered at the Mid-Columbia hub, since such trades would not fit the definition of ricochet and thus did not appear relevant to the PGE letter.


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(7) See Attachment E which contains a list of the relevant transactions identified in the search. That search failed to identify three of the transactions relevant to this answer. The three were mis-entered into the wrong memo accounts in CASSO, which accounts are for Mid-Columbia transactions.


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        In sum, because Avista Utilities did not discern any evidence of potential Ricochet transactions with PGE on the days listed in the PGE letter. Avista provided an answer denying that it engaged in Ricochet trades, and attaching the letter received from PGE. That response was entirely accurate based on the information known to Avista Utilities at the time the response was filed. There was absolutely no intent on the part of Avista Utilities to either mislead the Commission, or to be anything other than helpful to the Commission's investigation in this docket.

III. THE EXHAUSTIVE INVESTIGATION OF THE TRANSACTIONS THAT OCCURRED ON THE 17 DAYS SHOWS THAT AVISTA UTILITIES WAS USED BY ENRON AND WAS NO MORE A "PARTICIPANT" IN ENRON'S TRADING STRATEGY THAN WAS THE CAL ISO ITSELF

        As the Commission assesses Avista Utilities' role in any trading strategy Enron may have been engaged in, it must focus on what Avista Utilities knew and understood at the time of the transactions. A review of only Avista Utilities' transcripts of the transactions during April, May and June of 2000 leaves the reader with a completely different impression than does a review of the transcripts provided to the Commission by PGE, which include discussions between PGE and Enron, PGE and PGE Transmission, and PGE and BPA. Likewise, Avista Utilities' hand-written transaction log and accounting records show that Avista Utilities engaged in and only intended to engage in a standard buy/sell transaction with Enron and PGE.

        The Avista Utilities transcripts paint the clearest picture of what was actually intended by Avista Utilities. Virtually all of the transactions in question involved the purchase of energy by Avista Utilities from Enron at Malin, and then a resale of that same energy to PGE at Malin. The resale to PGE almost always included an add-on of a small buy/sell fee (either $0.25 or $1.00 per MWh) to compensate Avista Utilities for its


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role in the transactions. The Avista Utilities' transcripts plainly demonstrate that the Avista Utilities traders that consummated the transactions simply believed that they were helping accommodate a transaction between Enron and PGE, a standard industry practice known as a "sleeve". There are many legitimate reasons in a liquid trading market that cause two counterparties to seek out a third party to accommodate a transaction by stepping into the middle with a buy/sell arrangement and to "sleeve" the transaction. The most common reasons relate to internal corporate trading policies and creditworthiness problems. Avista Utilities' traders were simply trying to accommodate two other entities, PGE and Enron, that were common trading partners with Avista Utilities, and to maintain the type of good relations that are important among buyers and sellers in the Pacific Northwest markets.

        The transcripts demonstrate further that the transactions were initiated solely by Enron, and that Avista Utilities provided no transmission associated with the transactions nor did it acquire any transmission. Finally, and perhaps most importantly, the transcripts show conclusively that there was no awareness on the part of Avista Utilities' traders about what, if any, strategy Enron was engaged in, the purpose behind the buy/sell requests, how Enron's strategies worked, nor even why Enron and PGE selected Avista Utilities to undertake this buy/sell. It is imperative that the Commission examine the transcripts of Avista Utilities' tape recordings in isolation from the other materials now available in this proceeding (including the transcript materials from PGE of other conversations related to the same transactions). The Avista Utilities transcripts related to the transactions are included in their entirety as Attachment A to this answer, and demonstrate Avista Utilities' limited understanding of these buy/sell transactions with


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Enron and PGE and the lack of knowledge by Avista Utilities of whatever Enron was doing. They demonstrate that Avista Utilities was not engaged in any of the Enron strategies through these transactions.

        Avista Utilities' hand annotated real-time trading records (Greenbar Sheets) completely support and reinforce the transcripts and the conclusion that Avista's traders simply entered into, at Enron's request, a buy/sell with Enron and Portland. The Greenbar Sheets are produced at the start of each day and contain the typed summary of all the pre-scheduled transactions for a given day. As a general rule, at the end of the day, the Greenbar Sheets reflect the final terms of each transaction executed by Avista Utilities for the day. Changes to the pre-schedule are entered by hand in colored pencil on the Greenbar Sheets by the real-time traders. Those entries include whether the transaction was a buy transaction or a sell transaction, the identification of the counterparty, the delivery point, the quantity, and the price.

        The Greenbar Sheets for a given day are divided into three parts. The first part, entitled the "Power Schedule Interchange," identifies all transactions in which power is moving into or out of Avista Utilities' control area. The second part, known as the "Screen 25 Memo Accounts," is designed to show those transactions involving Avista Utilities at the Mid-Columbia hub that, based upon the final pre-schedule, book out. The sum of the transactions in this section nets to zero at the start of each day. The third part, known as the "Screen 70 Off-System Accounts," lists all trades that occur "off" of Avista Utilities' system, i.e., at a trading point not on Avista Corp.'s transmission. The predominant trading point in the "Screen 70 Off-System-Account" is COB. The sum of all transactions on the Off System Accounts page must equal zero at all times.


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        After the fact, when transactions go to settlement and billing, the
Avista Utilities billing and settlements personnel make additional handwritten edits to the Greenbar Sheets to reflect further changes in the listed transactions during the settlements process. As a general rule, these additional edits made by Avista Utilities' billing and settlements personnel reflect the manner in which each transaction finally is settled and paid.

        The transactions inserted into the Greenbar Sheets by Avista Utilities' real-time traders generally reflect the understanding reached by those traders in their dealings with Enron. That is, the buy/sell transactions entered by Avista Utilities' real-time traders describe the transactions as buy/sell "sleeve" deals in which Avista Utilities would buy from Enron at Malin, and then sell to PGE at Malin.(8) Because the edits to the Greenbar Sheets are done by hand, those edits allow for a review of what terms the original transaction called for, and what terms were subsequently agreed to by Avista Utilities' accounting personnel in after-the-fact discussion with the counterparty accounting personnel.

        The Greenbar Sheets also show that Avista Utilities' billing and settlements personnel almost always edited the relevant transactions involving Enron and PGE after-the-fact to reflect terms different from the ones agreed to by Avista Utilities' real-time traders, as confirmed by the transcript. Specifically, Avista Utilities' billing and settlements personnel edited the Greenbar Sheets to reflect a general change in which Enron was replaced by PGE as the seller, and in which the transactions thus reflected a buy from PGE and a sell to PGE. In some instances, however, the billing and settlements personnel changed the Greenbar Sheets to reflect the opposite of what was agreed to in the trader conversations -- that is, a buy from PGE and a sell to Enron. In all of these


--------------------
(8) The few exceptions to this are discussed below.


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circumstances, the Greenbar Sheets were amended by the Avista Utilities billing and settlements personnel to reflect after the fact agreements with both PGE and Enron about the accounting for each transaction; the actual transaction was long since over when these changes were made.(9)

        In addition to the transcripts and the Greenbar Sheets, still another portion of the puzzle surrounding the relevant transactions is revealed by the final close out billing information that was actually sent as a result of those transactions. That information is compiled by Avista Utilities' billing and settlements personnel for all transactions in a given month with each Avista Utilities counterparty once all of the transactions for the relevant month with that counterparty have finally checked-out. The final settlement information with respect to the transactions involving Avista Utilities, PGE, and Enron in certain instances contains information that is different from the final information reflected on Avista Utilities' Greenbar Sheets. As a general matter, the differences between the final billing information and the Greenbar Sheets were caused by a failure of Avista Utilities' billing and settlements personnel to make all of the agreed to revisions to the Greenbar Sheets after settlements were reached with PGE and Enron. In those instances, Avista Utilities billing and settlements personnel simply relied on the final billing statements to reflect the settlement terms finally agreed to by the parties.

        These inconsistencies are highlighted for the Commission in Part I of Attachment C. For easy reference to the important transaction information contained in this filing, Attachment C contains detailed summaries of Avista Utilities' transaction logs and


------------------
(9) As will be explained in more detail below, in one instance, the finalized Greenbar Sheets reflect the actual deal agreed to by the traders - a buy from Enron and a sell to PGE. In that instance, however, the Greenbar Sheets do not reflect the final billing settlement reached by the parties. The fact that the Greenbar Sheets were not amended to reflect the terms of the final settlement was simply an oversight on the part of Avista Utilities' billing and settlements personnel.


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billing and settlement data. Part I of that attachment provides a comparison of information contained in a series of Avista Utilities Greenbar Sheets, and Avista Utilities' final settlement information. Part II of that attachment provides an hour-by-hour summary of the relevant buy/sell transactions addressed in this filing, including the manner in which those transactions were reflected on the Greenbar Sheets, the prices at which they settled, the tariff under which they were reported to FERC, and the names of the traders at Avista Utilities that executed the transactions. Part III of the attachment provides a complete list of the names and titles of the traders that participated in the relevant buy/sell transactions on behalf of Avista Utilities. Part IV contains a complete set of the final monthly billing summaries that Avista Utilities has for all transactions with both Enron and PGE in the months of April, May, and June 2000. The information contained in Part IV was used to construct the summary sheet in
Part I.

        It should be noted, however, that in spite of inconsistencies between the Greenbar Sheets and the final billing information, the information with respect to the buy/sell transactions discussed in this answer was accurately reported to the Commission in the quarterly report for the second quarter of 2000 under both Avista Utilities' company-specific market-based rate tariff, and the Western Systems Power Pool ("WSPP") Agreement because those reports were prepared prior to the accounting adjustments. Those reports, with the relevant transactions highlighted, are enclosed herein as Attachment F.

        Avista Utilities engaged in the buy/sell transactions with PGE and Enron on 17 separate days in April, May, and June 2000. Each of the transactions was for a small number of megawatt hours, and in total only 2549 MWHs are involved, at an average price of only $34/MWH. These transactions are de minimius even to a small utility like Avista Utilities, and would barely amount to a rounding error in the California or Northwest markets each day. In Section V, Avista Utilities will provide a detailed discussion of telephone transcripts, trading log entries and accounting records for each transaction. Review of those records will demonstrate that Avista Utilities was merely a pawn in Enron's Death Star scheme.

IV. AVISTA UTILITIES HAS SATISFIED THE SHOW CAUSE ORDER AND THE COMMISSION SHOULD NOT DEPRIVE AVISTA UTILITIES OF MARKET BASED RATE AUTHORITY

        Avista Utilities has demonstrated in the foregoing section that it responded to the Commission's data requests fully. In the following section Avista Utilities will enumerate the details of each transaction. There is therefore no basis for the Commission to revoke Avista Utilities' currently effective tariff sheet permitting it to charge market based rates.

        Avista Utilities' responses to the May 8 request were based on a diligent investigation of Avista Utilities' records. That investigation was directed to the specific data requests, which asked if "The company engaged in", any of the activities described in the various Enron memoranda underlying the data request. Avista Utilities, assisted by experienced outside counsel, interviewed trading personnel and conducted electronic record searches regarding all of the strategies discussed in the Enron memoranda. The "company", Avista Utilities, did not engage in those activities. That conclusion was and remains accurate.

        Avista Utilities received a letter from PGE on Friday night May 17, in which PGE listed certain dates in which it believed PGE and Avista Utilities may have been involved in ricochet transactions. PGE stated that it intended to disclose this information to the Commission. At that time, PGE supplied no additional information. Avista Utilities fully understood that the Commission would expect Avista Utilities to address the PGE letter. As described in detail above, Avista Utilities attempted to locate records of trades on the dates referred to by PGE that had the appearance of being ricochets. Avista Utilities attached the letter to the May 22 Response and stated that it could not find any transactions that it believed were ricochet trades. Even after the additional investigation in response to this Order to Show Cause, Avista Utilities' response remains accurate. However, subsequent revelations regarding Enron's strategies have enabled Avista Utilities to determine that it was used by Enron and placed without its knowledge in the middle of Enron's "Death Star" scheme.

        In the June 4 Order, the Commission stated that it was in possession of transcripts received from PGE, which purportedly demonstrated that Avista Utilities personnel were involved in ricochet transactions with Enron and PGE. The June 4 Order was based on data that Avista Utilities did not have and did not have access to. After the June 4 Order was issued, counsel for PGE provided a copy of the PGE transaction log and PGE transcripts previously provided to the Commission to Avista's counsel. It was only upon receipt of those transcripts that Avista Utilities could begin to determine the facts. Even with those transcripts, the Enron scheme was not clear. However, on Thursday June 5, testimony before the California State Senate Select Committee to Investigate Price Manipulation of the Wholesale Energy Market included documents that Avista Utilities had never seen before that enabled Avista Utilities to determine what Enron had been doing.

        The June 5 testimony included an internal Enron email from Michael M. Driscoll regarding "The FINAL PROCEDURES FOR DEATH STAR, disregard the other 2 emails." ("The Driscoll email"). The Driscoll email describes a scheme in which Washington Water Power (Avista's former name) is placed in the middle, through a buy/sell between Enron and PGE, of one side of the Death Star strategy. Avista Utilities is used in one step of the six step Death Star strategy to buy from Enron and resell to PGE.(10) Only after reviewing that memo was Avista Utilities able to fully ascertain how Enron had used Avista.

        Thus, PGE was wrong when it identified the trades as ricochets in the May 17 letter to Avista. The difficulty in uncovering the Enron strategy is starkly illustrated by PGE's failure to understand the strategy even though it was involved in four of the six steps enumerated in the Driscoll email. Clearly if PGE, which had substantially more information than Avista Utilities and had much greater involvement in the trades, could not determine what the transactions were, Avista Utilities could not. Indeed, even the June 4 Order is not accurate, since it described the trades as involving Avista Utilities buying from Enron, selling to PGE and then repurchasing the power from PGE for resale to Enron. However, Avista Utilities never entered into such a four way arrangement and it appears that under the final procedures for Death Star described in the Driscoll email, Avista Utilities would only be used once.


-----------------
(10) Frankly, to this day, Avista Utilities does not understand why Enron sought to use it as a "sleeve" in this strategy. Enron is authorized to make sales at market rates at COB to PGE and Avista Utilities seems to serve no critical role in the scheme other than possibly as an attempt either to dissemble the arrangement or avoid some other Enron or PGE internal policy Avista Utilities would have no way to know about.

        Avista Utilities did know that it was involved in facilitating a transaction with affiliates, since it was and is common knowledge that Enron and PGE are affiliates. However, Enron and PGE have been authorized by the Commission to transact at market based rates so Avista Utilities was facilitating a transaction between two parties where which would be completely appropriate if done directly. Avista Utilities has no information on why Enron and PGE needed to insert an intermediary into an otherwise lawful transaction.(11) Nevertheless, the Avista Utilities traders believed that they were performing a common industry function of serving as an intermediary between two parties who are restricted in their dealings to facilitate real trades and a robust and liquid market. Avista Utilities received only a nominal fee for these transactions. Although Avista Utilities' traders did have questions about the transactions, questions the Enron traders evaded, Avista Utilities did not know it was involved in this strategy.

        With hindsight, Avista Utilities has now been able to identify the transactions and has explained in detail above why it was unable to identify the transactions previously. Avista Utilities will fully explain below its role in each transaction based on its own data. Avista Utilities still does not have access to all of the material that may have been provided by Enron and its affiliates to the Commission or any other government body. Avista Utilities had no knowledge of why Enron started these transactions or why they stopped.(12) These trades involved de minimis volumes and revenues; and Avista Utilities received less than $2500 for its involvement in all of these trades.


---------------------
(11) See Transcript of April 6, 2002 at which Enron tells Avista Utilities' senior energy trader that he can not trade directly with PGE but does not say why.

(12) It appears the "Death Star" strategy took advantage of the mismatch between ATC available to the CAL ISO in a North to South direction for the Pacific Northwest to California and the ATC available to BPA and LADWP in the same direction. At some point in 2000 the Cal ISO and BPA entered into an "exchange" arrangement that addressed that mismatch.

        The Commission's June 4 Order was specifically concerned with Avista's failure to come forward with any explanation of why its May 22 Response revealed discrepancies with PGE's May 22 Response. Avista Utilities has now fully and completely explained why it was unable to identify the trades earlier and has explained and justified that discrepancy. This next section of this response contains a detailed description of the trades, every record surrounding the trades and all available transcripts of the conversations of Avista's traders. The documents present a complete picture of what Avista Utilities knew at the time. While it is clear in retrospect, with the aid of the Driscoll email and the PGE transcripts, that Avista Utilities was used to implement Enron's Death Star strategy, it was and remains true that Avista Utilities did not engage in that strategy or any of the other strategies discussed in the Enron memos.

        Avista Utilities respectfully submits that it has fully complied with the terms of the Commission's show cause order. If the Commission or Staff have any additional concerns, Avista Utilities is ready, willing and able to make available any additional records for Commission review. Avista Utilities respectfully requests that the Commission, enter an order as soon as possible finding that Avista Utilities has satisfied the requirements of the show cause order.

V.      AVISTA'S RECORDS DEMONSTRATE THAT IT WAS NOT ENGAGED IN RICOCHET TRADING

        To understand exactly how the transactions were formulated and reflected on Avista Utilities' records, it is necessary to separately review the manner in which each of the small buy/sell transactions on those 17 days were reflected in the transcripts, the Greenbar Sheets, the quarterly reports to FERC, and the final settlement statements. Thus, the following sections provide a detailed explanation of the Avista Utilities records with respect to each of the relevant Avista Utilities buy/sell transactions with PGE and Enron.

        1.  APRIL 6, 2000 TRANSACTIONS

            a. TRANSCRIPTS

        The first of the transactions in question occurred on April 6, 2000, and were consummated and recorded in a manner that illustrates just how little Avista Utilities understood about why and how the deals were to be done from Enron's perspective. The April 6 transactions began with a phone call from a trader at Enron to Roger Scholten, senior energy trader at Avista Utilities.(13) In that conversation, the Enron trader asked Mr. Scholten if Avista Utilities would be willing to "sleeve a deal for [Enron]?"(14) The Enron trader further explained that "what I would be doing is buying from the ISO but I can't sell to Portland technically."(15) Thus, the Enron trader stated that he "just need[s] you to step in between."(16) Mr. Scholten stated that Avista Utilities would be willing to engage in a sleeve transaction involving Enron and PGE for "probably a quarter" and the phone conversation ended with the Enron trader asking Mr. Scholten to "talk to your real time guys cause I'm going to have John Forney call them."(17)

        A similar conversation between an Enron trader and Mr. Scholten occurred a short while later.(18) In that conversation, Mr. Scholten instructed the Enron trader to "talk to real time" in order to work out the details of the deal.(19) Mr. Scholten only ever agreed to a one way buy/sell with Enron and Portland.


-----------------------
(13) See Attachment A, April 6, 2000, at 1.

(14) Id.

(15) Id.

(16) Id.

(17) Id.

(18) Id. at 5.

(19) Id.

        The actual details of the deal were subsequently worked out in a series of conversations between John Forney at Enron and Sue Ward, a trader at Avista Utilities. Mr. Forney called Ms. Ward to ask her if she "knew about the sleeve deal[.]"(20) Ms. Ward left the conversation for a moment to speak to Mr. Scholten; and then she returned to state that "I guess we are going to do it for a quarter."(21) Mr. Forney then told Ms. Ward that "we are going to sell 25 megawatts to you at Malin coming from the ISO[,]" and that Avista Utilities would then sell that same 25 MW to Portland also at Malin.(22) The price worked out in the conversation was $28 for Avista Utilities' purchase of the 25 MW from Enron, and $28.25 for the resale of the 25 MW to PGE.(23)

        In another conversation that occurred shortly thereafter, a trader at Enron called Ms. Ward at Avista Utilities, and told Ms. Ward that Enron wanted to restructure the deal somewhat.(24) The Enron trader told Ms. Ward that Enron had "figured out a simpler way to do it."(25) The Enron trader stated that Enron wanted to do a two-way deal in which Enron would sell 25 MW to Avista Utilities for $28 at Malin, and Avista Utilities would resell that 25 MW to PGE at Malin for $28, and then PGE would resell 25 MW back to Avista Utilities at Malin for $28, and Avista Utilities would resell the 25 MW to Enron at Malin for $28.25.
(26) It does not appear that Ms. Ward had a good grasp of the Enron proposal.

        The confusion on the part of Ms. Ward at Avista Utilities with respect to the deal is then reflected in two subsequent Avista Utilities conversations -- one with PGE and one


---------------------
(20) Id. at 3.

(21) Id.

(22) Id.

(23) Id.

(24) Id. at 6.

(25) Id.

(26) Id. at 6-7.

with Enron. In the conversation with PGE, Ms. Ward told a PGE trader that Avista Utilities was going to do a sleeve transaction for Enron, and the PGE trader responded that he had "never heard of that term."(27) Ms. Ward then attempted to describe the transaction that Enron had described to her and the call then ended with a debate between the two traders about whether Avista Utilities needed to find a sink for the transactions since neither knew what Enron wanted.(28)

        In the next conversation involving Enron, Ms. Ward was still confused, asked about the paths for the transaction, and then questioned the Enron trader about which party would provide "the sink on it[.]".(29) The Enron trader responded that the sink would be "[b]ack up to Portland at John Day and they were using transmission I guess."(30) After Ms. Ward asked for additional clarification of the mechanics of the transmission aspect of the deal, the Enron trader clarified that transmission was already taken care of -- he stated that the transfer of power from Enron to PGE and then back would involve "Portland transmission" which Enron had "bought a long time ago." Ms. Ward asked about the manner in which the transaction would be recorded on the books, and after some additional back and forth discussion, Ms. Ward clarified that "I am just going to show it as a buy from you at 28 and sell back to you at 28.25."(31) The Enron trader confirmed Ms. Ward's description of the deal, and the two traders ended their conversation by exchanging comments about how confused they were by the deal.(32)

        After that conversation there are only short conversations confirming trading details. The trading details are summarized in Attachment C.2.


------------------
(27) Id. at 8.

(28) Id. at 8-10.

(29) Id. at 13.

(30) Id.

(31) Id. at 14.

(32) Id.

             b.  GREENBAR SHEETS

        The Greenbar Sheet entries for the relevant transaction on April 6 are listed on the first page of the "Screen 70 Off-System Account" listing for that date.(33)

        The transactions as they were understood by Ms. Ward are handwritten in red and black pencil on the relevant sheet. To find the first part of those handwritten entries, it is necessary to look on line 6 on that sheet, which begins with the term "FR ENRN".(34) Ms. Ward added the information on the buy part of the buy/sell transaction as purchase from Enron just above the printed line by writing on the left side of the page the word "ADD" in red. That term signaled that she was inserting into the Greenbar Sheet an additional real-time transaction with Enron at COB. Then, for each relevant hour, Ms. Ward entered in the amount purchased from Enron in red. For example, under hour 10, which was the first hour in which the real-time transaction was conducted, Ms. Ward entered in red the written number "-25".

        Ms. Ward also wrote the prices down for the purchases from Enron, but did so in black pencil just above both the printed information on line 4, and the red handwritten entries of the amounts to be purchased. Thus, for the transactions in hours 10 through 12, Ms. Ward wrote in black above the red handwritten quantity entry for hour 10 the number "28.00". That signaled that the price for those hours was $28. Then, for the hours 16, 17, and 19, Ms. Ward wrote in black above the red handwritten quantity entry for hour 16 the number "26.00". That signaled that the price for those hours was $26.


-------------------
(33) This is the final page of the Greenbar Sheets for April 6, 2000 in Attachment B.

(34) On the extreme left of each Greenbar Sheet, line numbers from 1 through 57 are written vertically in green print. The line numbers referred to in this answer are those green numbers on the extreme left side of the page.

        Ms. Ward entered the return sale from Avista Utilities to Enron just above line 22 on the sheet, which begins with the term "TO ENRN". She apparently decided to use line 22 to insert the handwritten information because it reflected an unrelated prescheduled sale to Enron at COB for hours 1 through 24.

        As with the purchase from Enron, Ms. Ward entered in the term "ADD" in red just above line 22, which again signaled that she was listing an additional real-time transaction with Enron. For each hour in which the real-time transaction was conducted, Ms. Ward wrote the quantities for the real-time transaction in red just above line 22.

        The prices for the sales reflected in red above line 22 were also listed in the same manner as the prices for the purchases from Enron on April 6. That is, just above the printed information for hour 10 in line 21, and the handwritten entry in red for the quantity to be sold in hour 10, Ms. Ward wrote in black the number "28.25". That meant that for the 25 MW sale in hour 10, and the 25 MW sales in hours 11 and 12, Avista Utilities was to receive from Enron $28.25. Just above line 21 for hour 16, Ms. Ward wrote in black the number "26.25". That meant that for the 40 MW sale in hour 16, the 25 MW sale in hour 17, and the 40 MW sale in hour 19, Avista Utilities was to receive from Enron $26.25.

        It is important to note that Ms. Ward apparently wrote down the transaction on the Greenbar Sheet as a simple buy/sell transaction between Avista Utilities and Enron because of her confusion about how to list the transaction -- a confusion that is plain from the transcripts for April 6 -- and because Enron's traders told her to reflect the transaction as a two-way deal.(35)


---------------
(35) Attachment A at 14.

        Ms. Ward did not recognize a sale to and purchase from PGE during the relevant hours on April 6. She did take notes of the conversation to attempt to understand the "simpler" transaction Enron was describing, as reflected by the notes on the bottom of the Greenbar Sheet. However, the only transaction she believed she was doing was a single buy/sell just with Enron at COB, as Mr. Scholten had approved.(36)

        After the close of the 24-hour day the Greenbar Sheets are sent to Avista Utilities' billing and settlements personnel. There, it was subject to additional revisions based on subsequent billing disputes and negotiations between Avista Utilities and PGE and Enron.

        The primary Avista Utilities billing and settlements representative to deal with the April 6 transactions and the other buy/sell transactions addressed in this answer was Nancy Rumpeltes. Most of these transactions were subject to significant billing disputes among the three parties once they reached the settlement stage, but the dispute involving the April 6 transactions was among the thorniest to resolve (primarily because the April 6 buy/sell transactions were the first ones). The dispute actually lasted for months. The final invoices for Avista Utilities transactions with both PGE and Enron during April, May, and June 2000 are enclosed herein in Attachment G. Those invoices show that transactions with both PGE and Enron for the month of April did not settle until August 2000.

        It became apparent that the initially submitted statements among the three parties did not match or "check out" as to these transactions. It would appear that PGE's statement to Avista Utilities reflected a buy or a sell or both with Avista Utilities, while


-----------------
(36) Neither BPA nor the Cal ISO permit "hubbing" at COB and there is no "sink" at COB. Thus, under a transaction as Ms. Ward recorded it, Enron would have had to continue moving the power north from Malin to complete an acceptable schedule.

Avista Utilities' statement did not. The primary issue in the dispute over the April 6 transactions was whether Enron or PGE would be the party responsible for paying Avista Utilities the $0.25 buy/sell fee, a total of $45. Although Ms. Rumpeltes made numerous attempts to identify the party responsible for paying the $0.25, both Enron and PGE consistently denied responsibility for paying the money or were unresponsive to requests to resolve the dispute. As will be explained in more detail below, the three parties ultimately reached a settlement under which Enron agreed to be the party to pay the $0.25 fee to Avista Utilities for all the April 6 transactions, and under which the deal would be listed in the billing statements as a sale from PGE to Avista Utilities, and a resale from Avista Utilities to Enron. That agreement, however, was only fully reflected in the final billing statements for the month of April 2000. In the end, because of the persistent inability of Enron and PGE to correctly identify the party to pay the $0.25 fee, the relevant April 6 Greenbar Sheet was only partially updated to reflect the final settlement with the insertion of the term "PGE" in black just above line 6 (containing the information on the deal "FR ENRN").

            c.   FINAL BILLING INFORMATION

        A sense of the difficulties surrounding the settlement of all of the relevant sleeve transactions involving Avista Utilities, Enron, and PGE is provided by a series of notes and spreadsheets produced by Ms. Rumpeltes during her efforts to achieve billing closure for those transactions. Those notes and spreadsheets are enclosed herein in Attachment G.

        With respect to the sleeve transactions for April 6, Page 2 of her notes list the relevant purchases by Avista Utilities for April 6, and then state, in large letters "ENRON

-------------------------------------
Malin to complete an acceptable schedule.

TO CHECK." The notes also contain the phrase "4/6 -- my sale Enron to check." The last page of the spreadsheet, in turn, contains the notation "x mw enron to check on 180 mw on both sides, they have we don't." Thus, the notes and the spreadsheets highlight the fact that Ms. Rumpeltes had significant difficulties in billing the transactions through in the manner in which the Avista Utilities real-time trader had reflected them on the Greenbar Sheet, and that neither Enron nor PGE could readily identify how the accounting was to work.

        In the end, Ms. Rumpeltes was forced to obtain a joint settlement from both PGE and Enron about the manner in which the April 6 sleeve transactions would be billed. Under that settlement, the parties agreed that the final bills would reflect each of the April 6 transactions as sales of power from PGE to Avista Utilities, and resales of that same power by Avista Utilities to Enron, with Enron paying Avista Utilities the $0.25 premium for each MWh.

        Included herewith in Attachment C is a four-part exhibit summarizing and outlining Avista Utilities' billing records of the relevant transactions. Part I of that exhibit is a summary sheet which illustrates how each of the relevant transactions was finally reflected on the Greenbar Sheets, how those same transactions were reflected in the final billing information, and how those transactions were reported to FERC under either Avista Utilities' FERC Tariff 9, or under the Western Systems Power Pool ("WSPP") Agreement in Avista Utilities' relevant market-based rate summaries.(37) Part II of that exhibit illustrates the final information reflected in the Greenbar Sheets for each


-----------------
(37) Avista Utilities sells at market-based rates under two separate tariffs - its own, company-specific market-based rate tariff, known as "Tariff 9" for short, and the WSPP Agreement. Avista Utilities' market-based sales under FERC Tariff 9 are reported to FERC separately from Avista Utility's market-based sales under the WSPP Agreement.

transaction by hour, as well as the name of the real-time trader that executed the transactions, and the manner in which those transactions were reported to the Commission. Part III of the exhibit lists the Avista Utilities real-time traders involved in the relevant buy/sell transactions. Finally, Part IV contains the final billing information summaries used by Avista Utilities' billing and settlements personnel for all transactions with both PGE and Enron in April, May, and June 2000.

        Part IV of Attachment C shows exactly how the parties agreed to reflect the April 6 sleeve transactions in the final billing information. Essentially, each transaction was reflected as a purchase by Avista Utilities from PGE of the relevant amount for the hour (either 25 MW or 40 MW) at the relevant price for the hour (either $26/MWh or $28/MWh), and then a resale of the same amount to Enron at $0.25 (a billing and accounting adjustment was then entered as a fixed transaction to book out the recorded purchase from PGE).

        2.  APRIL 15 TRANSACTIONS

            a.   TRANSCRIPTS

        The transcripts for the April 15 buy/sell transactions involving Avista Utilities, Enron, and PGE again show the confusion surrounding both the mechanics and the ultimate purpose of those transactions. The buy/sell transactions on April 15 commenced with a phone call from John Forney at Enron to Ron Loomis, an Avista Utilities real-time trader.(38) In that conversation, Mr. Forney informed Mr. Loomis about the April 6 buy/sell transactions, stating that "we [Enron] developed a deal with your pre-schedulers not too long ago and it was kind of a sleeve deal where we give energy to Water Power


-------------------
(38) Attachment A, April 15, 2000, at 34.

[i.e. Avista Utilities] and Water Power gives it back to Portland General."(39) Mr. Loomis stated that he did not know anything about the deal, and Mr. Forney responded that "we export it from the ISO at Malin, we give it to you and then you give it to Portland General."(40) Mr. Forney also told Mr. Loomis that Avista Utilities had agreed to sleeve the April 6 transactions for 25 cents per MWh, and joked that "if you don't know anything about that, it would probably be complicated if I try to like convince you to do it for a quarter . . . ."(41)

        At points in the conversation, Mr. Loomis seemed to believe he needed to transmit the energy somewhere. However, Mr. Forney turned back to whether Avista Utilities would sleeve a transaction for Enron and PGE, stating that "what I was trying to determine is if we could, you know I could do this Portland General deal. Um, I give, we give it to you, then you give it to Portland General."(42) Mr. Loomis responded that "[t]hat would work[,]" and the conversation subsequently began to wind down with Mr. Forney telling Mr. Loomis that "I'm thinking about hour ending 12, I was just trying to get a heads up here."(43) Nonetheless, Mr. Loomis clearly did not understand the nature of the intended transaction, because he then stated that "it's not a problem for me but uh, yeah I don't have any transmission, I really can't help you anywhere in there." Mr. Forney, in turn, reassured Mr. Loomis by stating that "I might just tell you it will be a buy/sell."

        Approximately two hours later, Mr. Forney and Mr. Loomis spoke again to work out the terms of the deal. They decided that Enron would sell to Avista Utilities at $16/MWh, and that Avista Utilities would turn around and sell to PGE at $17/MWh. At


------------------
(39) Id.

(40) Id.

(41) Id. at 35.

(42) Id.

(43) Id.

the end of the call, Mr. Loomis was still uncertain about whether he needed transmission capacity, or needed to bring the power into Avista Utilities' system first, in order to then resell it to PGE. Mr. Forney asked Mr. Loomis why he needed to "get it to your [i.e. Avista Utilities'] system before you give it to Portland." He then assured Mr. Loomis that "we had done this deal last week with Water Power" and Mr. Loomis in turn ended the conversation that "[w]e'll work it out between the two of us here."

        In the aftermath of that phone call, Mr. Loomis engaged in several phone conversations with PGE in which he was still trying to understand both the mechanics and the recording of the deal. In a conversation with PGE, Mr. Loomis still believed that he needed transmission capacity in order to accomplish the buy/sell deal, stating that "I told Enron that I had no transmission. I can't pick it up at Malin." The PGE trader on the call also believed that Avista Utilities needed transmission capacity in order to effect the transaction, and therefore was unable to provide any effective guidance for Mr. Loomis.

        Ultimately, Mr. Loomis called Enron back to try to understand how he was supposed to accomplish the buy/sell deal with PGE without any transmission capacity at Malin. Mr. Forney, negotiating on behalf of Enron, appeared to be uncertain about whether the deal required Avista Utilities to have transmission capacity, and stated that "we had an arrangement with the pre-schedulers [at Avista Utilities] and . . . we work well with you guys and I didn't want to go with anybody else, so I may just go ahead and, if worse comes to worse, I may just reimburse you for the transmission if that would work." Mr. Loomis agreed, and then the two traders worked out a deal under which Avista Utilities would pay for transmission capacity in order to get the power from Enron to PGE, and PGE would pay an extra two dollars to Avista Utilities to compensate it for that transmission capacity. Thus, they restructured the deal to have Enron sell to Avista Utilities at $16/MWh, and Avista Utilities resell to PGE at $19/MWh.

        Mr. Loomis then engaged in a series of conversations with PGE in which he inquired about the availability of transmission capacity, and discussed with the PGE trader why Enron wanted to engage in the deal. At one point, the PGE trader told Mr. Loomis that she "told them [Enron] that I would rather not be involved in it, and he [Mr. Forney] said he was going to call my boss." Finally, in a subsequent conversation between Mr. Forney and Mr. Loomis, Mr. Forney clarified how the deal was supposed to work. Mr. Forney told Mr. Loomis that "you wouldn't have to buy transmission from Portland because you just make a sale to Portland right at Malin." Mr. Forney further stated that "you would just be a marketer in this" and asked Mr. Loomis if they "could go back to our original agreement of a dollar." Mr. Loomis agreed to the revision of the deal back to a buy from Enron at $16/MWh, and a sell to PGE at $17/MWh.

        Mr. Loomis subsequently called PGE to straighten out the transaction, and then called Mr. Forney at Enron to tell him that PGE was "on board[.]" In that conversation, Mr. Forney told Mr. Loomis that he wanted to do another 24 MW buy/sell for hour 13, and clarified again that "you are going to show a buy from me and then a sale, I think you sell it to them at Malin to Portland General."

        For the remainder of April 15, aside from a few additional conversations with PGE in which Mr. Loomis attempted to satisfy himself that he understood the transaction correctly, the buy/sell went off without much of a problem. Enron ultimately asked Avista Utilities, and Avista Utilities agreed, to do a buy/sell transaction for 24 MW for the entire period between hour 12 and hour 24 on April 15.

            b.  GREENBAR SHEETS

        As with the Greenbar Sheet entries for April 6, the relevant buy/sell transactions for April 15 are listed on the "Screen 70 Off-System Account" listing for that date. The terms of the April 15 buy/sell transactions were entered by Mr. Loomis and Ms. Mattern in red and black pencil at the very top of the "Screen 70 Off-System Accounts." The Avista Utilities' real-time traders entered the transaction in two horizontal rows. The top row, read from the far left of the page, shows the following notations in red pencil: "Fr Enrn", "COB", "Purch", and then 13 entries of the number "-24". That row also contains the notation "16.0" in black pencil just to the left of the first "-24". The second row, also read from the far left of the page, shows the following notations in red: "To PGE", "COB", "Sl", and then 13 entries of the number "24". That row also contains the notation "17.0" in black just to the left of the first "24". The notations inserted by the real-time traders reflect the agreements evident on the transcripts -- buy/sell transactions in 13 consecutive hours on April 15 in which Avista Utilities agreed to purchase 24 MW from Enron at COB for $16/MWh, and then resell that same 24 MW to PGE at COB for $17/MWh.

        As with the transactions on April 6, the transactions on April 15 were subject to additional revisions due to billing disputes over those deals. The primary issue in the dispute over the April 15 transactions was the same as the issue involved in the dispute over the April 6 transactions -- whether Enron or PGE would be the party responsible for paying Avista Utilities the buy/sell fee for the deal between Enron and PGE. Since there were also buy/sell transactions conducted by Avista Utilities, Enron, and PGE on April 16 (as will be explained in more detail below), the disputes involving the payments for

April 15 were negotiated and settled along with disputes over the payments for the April 16 transactions. Ms. Rumpeltes made numerous attempts to check out these small transactions with both PGE and Enron, but the accounting was not clarified until several months after the April 15 and 16 deals closed. In the end, the three parties ultimately reached a settlement under which Enron agreed to be the party to pay the $1 fee to Avista Utilities for all the April 15 transactions, and under which the deal would be listed in the billing statements as a sale from Enron to Avista Utilities, and a resale from Avista Utilities to Enron. As with the April 6 settlement, however, that agreement was only fully reflected in the final billing statements for the month of April 2000. Because of the delay in settlement, the relevant April 15 Greenbar Sheet was not completely updated to reflect the final settlement.(44)

            c.  FINAL BILLING INFORMATION

        As with the April 6 buy/sell transactions, the difficulties surrounding the settlement of the April 15 transaction are made plain by Ms. Rumpeltes's notes in Attachment G. The notation on Page 2 of those notes contain the cryptic phrase "4/15 -- my sale -- they have 312 more at $17.00." This notation was transcribed during one of numerous conversations that Ms. Rumpeltes had with the ever-changing accounting personnel at Enron in attempting to settle the April 15 transactions (312 refers to the total number of megawatts involved in the April 15 buy/sell deals). Thus, the notes again


----------------
(44) Instead, the relevant Greenbar Sheet shows a reversal of the buyer and seller in the transactions. That is, the edits to the Greenbar Sheet by Ms. Rumpeltes show Avista Utilities buying 24 MW from PGE on April 15 during the relevant hours, and then reselling that energy to Enron. These edits are reflected in the crossout of the term "Enrn" in the top handwritten line, and the insertion of the term "PGE" in black just above that; and in the crossout of the term "PGE" in the second line, and the insertion of the term "Enrn" in black literally right on top of the crossed out term "PGE".

highlight the fact that Ms. Rumpeltes was not able to match Avista Utilities' invoices for the transactions with invoices received from the counterparties.

        Under the joint settlement that resolved the billing disputes over the April 15th and 16th transactions, the parties agreed that the final bills would reflect each of the April 15 transactions as a sale of 24 MW from Enron to Avista Utilities at a price of $16/MWh, and a resale of that same 24 MW from Avista Utilities back to Enron at a price of $17/MWh. Part IV of Attachment C illustrates the terms of this final agreement. The final billing information with respect to the side of the deal showing Enron as the party selling to Avista Utilities is contained on page 14 of the summaries in Part IV of Attachment C, at the line designated (E). The final billing information with respect to the side of the deal showing Enron as the party buying from Avista Utilities is contained on page 16 of the billing information summaries of Part IV of Attachment C, at the line designated as (C).

            3.  APRIL 16 TRANSACTIONS

                a.   TRANSCRIPTS

        In contrast to the transactions on April 15, the April 16 transcripts reveal that the buy/sell deals arranged on that day went off without any significant confusion and began to enter into a pattern of a standard buy/sell with Enron and Portland. Enron called Ms. Mattern to arrange a buy/sell at the same terms and conditions as the April 15 transactions -- a purchase of 24 MW by Avista Utilities from Enron at $16/MWh, and then an immediate resale of that 24 MW by Avista Utilities to PGE at $17/MWh -- for hour 3. Somewhat later in the day, Mr. Loomis replaced Ms. Mattern on the Avista Utilities' real-time desk. In a series of conversations with Enron, Mr. Loomis agreed to do a buy/sell deal for hours 13 through 16 in which Avista Utilities would buy 24 MW from Enron at $14/MWh, and resell that energy to PGE at $15/MWh.

                b.  GREENBAR SHEETS

        Attachment B contains the single Greenbar Sheet relevant to the April 16 buy/sell transactions.(45) The Greenbar Sheet entries for the April 16 deals were entered by the real-time traders in red and black at the top of the "Screen 70 Off-System Account" listing for that date above line 3 and line 6.

        Specifically, Ms. Mattern wrote in red the terms "TO PGE", "COB, and "SALE", wrote in black the term "@17.-", and then put in the number "24" in red under hour 3. For the transactions in hours 13 through 16, Mr. Loomis continued that format.

        The purchases from Enron were reflected just above line 6. There, Ms. Mattern entered in red the terms "FR ENRN", "COB", and "PUR", she entered in black the term "@16.-", and then put in the number "-24" in red in the space under hour 3. Mr. Loomis again continued that format for hours 13 through 16.

        As noted above, the April 16 buy/sell deals were also subject to a lengthy dispute with the two counterparties. In the end, the three parties ultimately reached the same settlement that was reached for the April 15 transactions -- an agreement under which the deal would be listed in the billing statements as a sale from Enron to Avista Utilities, and a resale from Avista Utilities to Enron, despite the transcripts and real-time trader logs.


----------------
(45) Avista Utilities reproduced all of the multiple Greenbar Sheets for April 6 and April 15 to give the Commission an understanding of the process and of the difficulty in identifying the transactions in question even when you know what you are looking for. From April 15 on, only the sheet with the transaction in question has been reproduced and attached. All the remaining sheets are available, however, if the Commission wants to see them.

As with the April 6 and 15 settlements, that agreement was only fully reflected in the final billing statements for the month of April 2000.(46)

                c.   FINAL BILLING INFORMATION

        Evidence of the difficulties that Ms. Rumpeltes had in settling the April 16 buy/sell transactions is reflected by the last page of her Enron spreadsheet for April 2000. In the line for April 16, she wrote "mw sleeve to PGE enron to chec [sic]." This highlights the fact that, as with the April 6 and April 15 transactions, Avista Utilities had a very hard time getting the transaction to check out. Ultimately, Avista Utilities was forced to reach a joint settlement with Enron and PGE over how the final billing information would be reflected.

        Under that joint settlement, the parties agreed that the final bills would reflect each of the April 16 transactions as a sale of 24 MW from Enron to Avista Utilities at a price of either $14/MWh or $16/MWh, and a resale of that same 24 MW from Avista Utilities back to Enron at a price of either $15/MWh or $17/MWh. All of the information with respect to the final billing information for the buy/sell transactions on April 16 is summarized in Part I of Attachment C, and the details are in Part IV of Attachment C.

            4.  APRIL 23 TRANSACTIONS

                a.  TRANSCRIPTS

        The transcripts for the transactions on April 23 reveal some of the same confusion evidenced earlier by Avista Utilities' traders because a trader who had not previously booked the deal was on shift when Enron called. The Enron trader explained to the


--------------
(46) The final edit on the relevant Greenbar Sheet for April 16 shows a reversal of the way in which the transaction was actually entered into. The edits to the Greenbar Sheet by Ms. Rumpeltes again show Avista Utilities buying 24 MW from PGE on April 16 during the relevant hours, and then reselling that energy to Enron.

Avista Corp trader, Lee Walth, that "we've been doing that deal where I hand it off to you at Malin and then you hand it off to Portland General and then
Portland General gives it back to me . . . ." Mr. Walth stated that he would like to help Enron but that "I don't have any way to get it from Malin to Portland General." The Enron trader clarified that Avista Utilities did not require transmission to complete the deal, stating that "I have the . . . they [Portland General] have the transmission. I will give it to you at Malin, you give it to them at Malin . . ."

        In spite of the Enron trader's assurances with respect to Avista Utilities' lack of need for transmission, Mr. Walth continued to be confused about whether he needed transmission capacity to effect the deal. After agreeing on a quantity of 45 MW for the transaction, Mr. Walth stated that "I'll put it in and I will hand it to Portland and you won't even have to buy point to point, but you hand me 2 bucks so you don't have to buy no transmission, how's that[?]" When the Enron trader asked Mr. Walth whether he would agree to the deal for one or two dollars, Mr. Walth stated that "I want 2 bucks, but I'll pay for the transmission." The Enron trader responded by asking "[w]hich transmission do you have to pay for[?]" Mr. Walth, in turn, stated that "I'm going to take it . . . I'll pick it up at John Day and I'll hand it to Portland at Mid-C. They get it . .. . they don't have to move anything. They are going to get it at Mid-C." In response to a request by the Enron trader to lower the cost of the deal from a $2 margin to a $1 margin, Mr. Walth further clarified that he would be willing to go back to a price of $1 for doing a buy/sell, but that "I'm going to have to hand it to them at Mid-C because I don't have a way to hand it back to them at Malin on this same account." The Enron trader then agreed to those terms, and the call ended.

        The Enron trader called back a short while later to finalize the transactions. In that call, the parties agreed to a buy/sell deal based on the terms discussed in the first call, and in which Mr. Walth agreed that for hours 3 and 4, "I'll buy the 2 bucks and I sell her at 3." Thus, Mr. Walth agreed that for hours 3 and 4, Avista Utilities would purchase 45 MW from Enron for $2/MWh, and resell that 45 MW to PGE for $3/MWh.(47)

                b.  GREENBAR SHEETS

        The April 23 transactions were listed by Mr. Walth in the part of the Greenbar Sheets listing the Screen 25 Memo Accounts rather than the Screen 70 Off-System Account listings (which is where the buy/sell transactions for April 6, 15, and 16 were listed). Mr. Walth wrote in red next to line 25 on the Greenbar Sheet the following terms: "FR", "JDPG", "(ET)", "ENRON", and "PU". A bit farther to the right, he wrote in black "$2.00", and then under the spaces for hours 3 and 4, he wrote in red the number "-45". In the space just above line 27 (the line which begins with the printed phrase "TO ENRN"), Mr. Walth wrote, in red, the following terms: "TO", "JDPG", "(ET)", "ENRON", and "SL". A bit farther to the right, he wrote in black "$3.00", and then under the spaces for hours 3 and 4, he wrote in red the number "45".

        These handwritten entries on the Greenbar Sheet appear to reflect some further confusion on the part of Avista Utilities' real-time trader about the nature of the transaction. The transcripts show that the transaction agreed to was a purchase by Avista Utilities of 45 MW from Enron at $2, and then a resale of that power to PGE at $3, all at COB. The Greenbar Sheets, by contrast, show a purchase by Avista Utilities of 45 MW from Enron at $2, and then a resale of that power to Enron at $3 at John Day.


--------------
(47) The Commission is, of course, aware that these are typical Northwest prices for the middle of the night during the spring run-off.

        Further, in contrast to the Greenbar Sheets for the April 6, 15, and 16 transactions, the Greenbar Sheet for the April 23 transactions reflects the final billing arrangement that was actually agreed to by the parties. Because of the fact that many of the buy/sell transactions discussed in this answer were subject to billing disputes with PGE and Enron, Ms. Rumpeltes and the billing representatives from PGE and Enron ultimately decided to settle all of the transactions in question after April 16 by having the billing information reflect a sale by PGE to Avista Utilities, and then a resale by Avista Utilities back to PGE. Ms. Rumpeltes does not recall when or how that settlement decision was made, although her notes do suggest that most of the transactions for May settled at the same time. Nonetheless, the transactions on April 23 were the first to be settled in a manner that listed Avista Utilities as buying from and selling to PGE.

        Accordingly, edits to the Greenbar Sheets by Ms. Rumpeltes for April 23 reflect a billing arrangement showing that PGE sold 45 MW to Avista Utilities for $2, and that Avista Utilities resold that energy back to PGE for $3. That billing arrangement is reflected by the fact that Ms. Rumpeltes crossed out the word "ENRON" that was written in red in both lines, and replaced those words with the handwritten word "PGE" in black.

            c.  FINAL BILLING INFORMATION

        Evidence of the difficulties that Ms. Rumpeltes had in settling the April 23 buy/sell transactions is reflected by the first page of her handwritten notes, which state, in relevant part, "4/23 -- move to PGE."

        As noted in the prior subsection, the settlement for the April 23 transactions began a trend in which all of the remaining buy/sell transactions (i.e. all of the buy/sell transactions from April 23 onward) would be reflected in the billing information as a sale by PGE to Avista Utilities, and then a resale by Avista Utilities back to PGE. It does not appear that this was ever conveyed to the real-time traders, which may be because resolution did not come until July. All of the information for the buy/sell transactions on April 23 is also summarized in Part I of Attachment C, and the details are in Part IV of Attachment C.

            5.  APRIL 26 TRANSACTIONS

                a.  TRANSCRIPTS

        The April 26 transactions were worked out between Mr. Walth and Mr. Forney at Enron. That day's transactions commenced when Mr. Forney called Mr. Walth to ask if Avista Utilities would be willing to do a buy/sell deal for 29 MW starting at hour 11. Mr. Forney explained that he would "sell it to you [i.e. Avista Utilities] and you'd sell it to Portland General for a buck." Mr. Walth stated that he would be willing to engage in the transaction, and asked Mr. Forney to call back when Enron was ready to go forward.

        Mr. Forney then called back to ask whether "I have my 29 megawatts for hour ending 11." Mr. Walth stated that "I haven't figured that thing out yet", and Mr. Forney explained that "I [Enron] would just sell to you at Malin and then you just sell to Portland General at Malin." Mr. Walth then consented to the deal, and the parties agreed that Avista Utilities would purchase the 29 MW from Enron for $40/MWh, and resell the power to PGE at $41. The call ended with Mr. Forney telling Mr. Walth that "Mark at PGE's probably going to call you next."

        In a subsequent conversation with PGE, Mr. Walth described the deal that he had reached with Enron. In describing the deal, however, Mr. Walth stated that he had agreed to buy at $39/MWh, and to sell to PGE at $40/MWh. As will be explained in more detail in the next subsection, Mr. Walth wrote the deal on the Greenbar Sheets in that manner -- a purchase from Enron at $39/MWh, and a sale to PGE at $40/MWh.

        The remainder of the transcripts for April 26 show that the deal went off for the rest of the day without much of a problem. At one point, Enron told Avista Utilities that it wanted to end the deal at hour 18, but a subsequent change that came through PGE kept the deal going until hour 22.

                b.  GREENBAR SHEETS

        The Greenbar Sheets reflect the April 26 transactions on the page listing the "Screen 25 Memo Accounts." The entries made by the real-time trader are in red and black right next to lines 17 and 18 on the page. Next to line 17, the Avista Utilities real-time trader, Mr. Walth, entered in red the terms "FR", "ENRON", "OFF SYSTEM", and "PU AT COB". Farther over to the right, on the same line, the trader had written in black "$39.00"; and then under the spaces for hours 11 through 22, the trader had written the number "-29". Next to line 18, the Avista Utilities real-time trader entered in red the terms "TO", "PGE", "SL", and "" marks to denote that the terms with respect to delivery point were identical to the terms reflected in the line above. Farther over to the right, on the same line, the trader had written in black "$40.00"; and then under the spaces for hours 11 through 22, the trader had written the number "29". Thus, although the Avista Utilities trader had orally agreed to prices of $40 and $41 in the conversations with Enron, he actually put down prices of $39 and $40.

        As with the April 23 transactions, the edits to the Greenbar Sheet for the April 26 transactions made by Ms. Rumpeltes reflect the final billing arrangement that was actually agreed to by the parties. Again, that arrangement was applied to all of the relevant buy/sell transactions from April 23 onward, and reflected a transaction in which PGE sold to Avista Utilities, and then Avista Utilities resold back to PGE. Ms. Rumpeltes reflected this change on the April 26 Greenbar Sheet by crossing out the word "ENRON" that was written in red on line 17, and replacing it with the handwritten word "PGE" in black.

                c.  FINAL BILLING INFORMATION

        Evidence of the difficulties that Ms. Rumpeltes had in settling the April 26 buy/sell transactions is reflected by the first page of her handwritten notes, which state, in relevant part, "4/26 -- move to PGE sale."

        As noted above, the accounting settlement for the April 26 transactions mandated that they would be reflected in the billing information as sales by PGE to Avista Utilities, and then resales by Avista Utilities back to PGE. Thus, the final billing information for the April 26 transactions shows a purchase of 29 MW for hours 11 through 22 by Avista Utilities from PGE at $39, and a resale of that energy in hours 11 through 22 to PGE at $40. All of the information with respect to the final billing information for the buy/sell transactions on April 26 is summarized in Part I of Attachment C, and details are in Part IV or Attachment C.

            6.  MAY 1 TRANSACTIONS

                a.   TRANSCRIPTS

        Due to technical problems with the equipment on this day, Avista Utilities has no tape recordings of its traders' conversations from May 1, 2000. Thus, Avista Utilities has no transcripts for May 1.

                b.   GREENBAR SHEETS

        The Greenbar Sheets for May 1 contain real-time trader entries on the "Screen-25 Memo Accounts" page that reflect a purchase of 25 MW from Enron at $40/MWh for hours 12 through 22, and a sale of 25 MW to PGE at $41/MWh for hours 12 through 22.

        As with the April 23 transactions, the edits to the Greenbar Sheet for the May 1 transactions made by Ms. Rumpeltes reflect the final billing arrangement that was actually agreed to by the parties. Again, that arrangement was applied to all of the relevant buy/sell transactions from April 23 onward, and reflected a transaction in which PGE sold to Avista Utilities, and then Avista Utilities resold back to PGE. Ms. Rumpeltes reflected this change on the May 1 Greenbar Sheet by crossing out the word "ENRON" that was written in red on line 32, and replacing it with the handwritten word "PGE" in red.

                c.  FINAL BILLING INFORMATION

        Evidence of the difficulties that Ms. Rumpeltes had in settling the May 1 buy/sell transactions is reflected by the third and sixth page of her handwritten notes. In both places, all of the buy/sell transactions for May 2000 involving Enron and PGE are listed. The third page lists the hours in which those transactions occurred on the relevant days. The sixth page lists the aggregate prices at which the transactions settled. These listings in Ms. Rumpeltes's notes suggest that all of the May 2000 buy/sell transactions settled at the same time. They also again reflect the fact that Avista Utilities had a very hard time getting either Enron or PGE to agree regarding how to account for the transactions.

        As noted above, the accounting settlement for the May 1 transactions mandated that they would be reflected in the billing information as sales by PGE to Avista Utilities, and then resales by Avista Utilities back to PGE. Thus, the final billing information for the May 1 transactions shows a purchase of 25 MW for hours 12 through 22 by Avista Utilities from PGE at $40, and a resale of that energy in hours 12 through 22 to PGE at $41. All of the information with respect to the final billing information for the buy/sell transactions on May 1 is summarized in Part I of Attachment C and the details are in Part IV of Attachment C.

            7.  MAY 2 TRANSACTIONS

                a.   TRANSCRIPTS

        Due to technical problems with the recording equipment on this day, Avista Utilities has no tape recordings of its traders' conversations from May 2, 2000. Thus, Avista Utilities has no transcripts for May 2.

                b.   GREENBAR SHEETS

        The Greenbar Sheets for May 2 contain real-time trader edits on the "Screen-25 Memo Accounts" page that reflect a purchase of 15 MW from Enron at $44/MWh for hours 12 through 22, and a sale of 15 MW to PGE at $45/MWh for hours 12 through 22. Next to line 31, the Avista Utilities real-time trader entered in red the terms "TO", "PGE", and "SL MEMO", and the number "15" for hours 12 through 22. Just above the first "15, the trader had written in black "45.00".

        Next to line 32, the Avista Utilities real-time trader entered in red the terms "FR", "ENRN", and "PU MEMO", and the number "-15" for hours 12 through
22. Just below the "15" in the space for hour 12, the trader had written in black "44.00".

        Edits made by Ms. Rumpeltes reflect the final billing arrangement that was actually agreed to by the parties. That change was effected by crossing out the word "ENRON" on line 32, and replacing it with the handwritten word "PGE."

                c.   FINAL BILLING INFORMATION

        As noted above, the accounting settlement for the May 2 transactions mandated that they would be reflected in the billing information as sales by PGE to Avista Utilities, and then resales by Avista Utilities back to PGE. All of the information with respect to the final billing information for the buy/sell transactions on May 2 is summarized in Part I of Attachment C and the details are in Part IV of Attachment C.

            8.  MAY 3 TRANSACTIONS

                a.  TRANSCRIPTS

        The transcripts for May 3 show that Enron, PGE, and Avista Utilities agreed to conduct a buy/sell transaction in which (1) for hours 10 and 11, Avista Utilities would buy 13 MW from Enron at $32/MWh, and sell that 13 MW to PGE at $33/MWh, and (2) for hours 12 through 22, Avista Utilities would buy 20 MW MW from Enron at $32/MWh, and sell that 20 MW to PGE at $33/MWh. The deal went off without a problem until hour 15, when Enron cancelled the deal. Later on in the day, however, Enron called Avista Utilities back to say that, although Enron had cancelled with Avista Utilities for hours 16 onward, Enron had neglected to cancel its purchase of power from the Cal ISO for hours 16 and 17. Thus, Avista Utilities and Enron decided to do a deal for the inadvertent exchange of energy during hours 16 and 17 (in which 20 MW flowed from the Cal ISO) under which Avista Utilities would pay Enron $3/MWh to purchase the power, and then PGE would pay Avista Utilities $5/MWh for the same power.48

                b.   GREENBAR SHEETS

        The Greenbar Sheets reflect (1) a purchase of 13 MW from Enron at $32/MWh for hours 10 and 11, and a sale of 13 MW to PGE at $33/MWh for hours 10 and 11; (2) a purchase of 20 MW from Enron at $32/MWh for hours 12 through 15, and a sale of 20 MW to PGE at $33/MWh for hours 12 through 15; and (3) a purchase of 20 MW from Enron at $3/MWh for hours 16 and 17, and a sale of 20 MW to PGE at $5/MWh for hours 16 and 17. Those edits are reflected in red and black on lines 11 and 12 of the Greenbar Sheet.

        Edits on the Greenbar Sheet made by Ms. Rumpeltes reflect the final billing arrangement that was actually agreed to by the parties. Ms. Rumpeltes reflected this change by crossing out the word "ENRN" and replacing it with the handwritten word "PGE."

                c.   FINAL BILLING INFORMATION

        The accounting settlement for the May 3 transactions mandated that they would be reflected in the billing information as sales by PGE to Avista Utilities, and then resales by Avista Utilities back to PGE. All of the information with respect to the final billing information for the buy/sell transactions on May 3 is summarized in Part I of Attachment C, and the details are in Part IV of Attachment C.


-------------------
(48) Avista Utilities identified two hours, hours 16 and 17, that were not referenced in the PGE transcripts. Avista Utilities believes that PGE is sending another letter to Avista Utilities regarding these two hours. Those two hours are addressed herein. If it is not, Avista Utilities will be happy to supplement this response.

            9.  MAY 4 TRANSACTIONS

                a.  TRANSCRIPTS

        The transcripts for May 4 show that Enron, PGE, and Avista Utilities agreed to conduct a buy/sell transaction for two different quantities. For hours 12, and then 14 through 22, they agreed to a buy/sell deal in which Avista Utilities would buy 10 MW from Enron at $30/MWh, and then resell the 10 MW to PGE at $31/MWh. For hour 13, they agreed to a deal in which Avista Utilities would buy 4 MW from Enron at $30/MWh, and then resell the 4 MW to PGE at $31/MWh.

                b.  GREENBAR SHEETS

        The real-time trader edits on the Greenbar Sheets reflect: (1) a purchase by Avista Utilities of 10 MW from Enron in hours 12 and 14 through 22 at $30/MWh, and a resale of those same 10 MW to PGE at $31/MWh; and (2) a purchase by Avista Utilities of 4MW from Enron in hour 13 at $30/MWh, and a resale of those same 4 MW to PGE at $31/MWh. Those edits are reflected in red and black on lines 11 and 12 of the Greenbar Sheet.

        Edits made by Ms. Rumpeltes reflect the final billing arrangement that was actually agreed to by the parties. Ms. Rumpeltes reflected this change by crossing out the word "ENRN" that was written in red on line 12, and replacing it with the handwritten word "PGE."

                c.   FINAL BILLING INFORMATION

        The settlement for the May 4 transactions mandated that they would be reflected in the billing information as sales by PGE to Avista Utilities, and then resales by Avista Utilities back to PGE. All of the information with respect to the final billing information for the buy/sell transactions on May 4 is summarized in Part I of Attachment C and the details are in Part IV of Attachment C .

            10.  MAY 5 TRANSACTIONS

                a.  TRANSCRIPTS

        The transcripts for May 5 show that Enron, PGE, and Avista Utilities agreed to conduct a buy/sell transaction for hours 12 through 17. Under that deal, Avista Utilities agreed to purchase 45 MW from Enron at $30/MWh, and resell the same 45 MW to PGE for $31/MWh.

                b.  GREENBAR SHEETS

        The real-time trader edits on the Greenbar Sheets reflect a purchase by Avista Utilities of 45 MW from Enron during hours 12 through 17 at $30/MWh, and a sale of 45 MW to PGE during hours 12 through 17 at 31/MWh. Those edits are reflected in red and black on lines 11 and 12 of the Greenbar Sheet.

        In contrast to most of the other billing and settlement edits to the Greenbar Sheets after April 16, the Greenbar Sheet for May 5 does not reflect the final billing arrangement that was actually agreed to by the parties. In fact, Ms. Rumpeltes did not make any edits to the Greenbar Sheets for May 5. Thus, the Greenbar Sheets for May 5 actually reflect the terms agreed to by the Avista Utilities, Enron, and PGE traders, however, Ms. Rumpeltes believes this was likely an oversight on her part.

                c.   FINAL BILLING INFORMATION

        As with all of the other transactions after April 16, the accounting settlement for the May 5 transactions mandated that they would be reflected in the billing information as sales by PGE to Avista Utilities, and then resales by Avista Utilities back to PGE. All of the information with respect to the final billing information for the buy/sell transactions on May 4 is summarized in Part I of Attachment C and the details are in Part IV of Attachment C.

            11.  MAY 9 TRANSACTIONS

                 a.   TRANSCRIPTS

        The transcripts for May 9 show that Enron, PGE, and Avista Utilities agreed to conduct a buy/sell transaction for hours 11 through 19. Under that deal, Avista Utilities agreed to purchase 15 MW from Enron at $30/MWh, and resell the same 15 MW to PGE for $31/MWh.

        The transcripts for the May 9 transactions highlight the confusion that was common among Avista Utilities' traders when they encountered the buy/sell transactions for the first time. The May 9 transactions began when Bill Abt, the Avista Utilities trader on the desk at the time, received a call from Enron asking if he would agree to engage in a buy/sell transaction involving PGE.(49) The Enron trader explained that Enron wanted Avista Utilities "to do some sleeving for us later today", and that "we have a deal with you guys that we've been working on . . . ."(50) Mr. Abt appeared to understand the deal, and agreed to engage in the requested buy/sell transaction for $1. The Enron trader, in turn, stated that he would call back to finalize the transaction.(51)

        The Enron trader called back a short while later to confirm that Enron wanted to do the deal beginning in hour 11. Mr. Abt, however, was concerned that PGE might not be amenable to the transaction, stating that "I don't want to get stuck with the energy you


------------------
(49) Attachment A at 151.

(50) Id.

(51) Id.

see."(52) The Enron trader stated that he understood, and would give PGE a call to confirm the deal.(53)

        The Enron trader called back a few minutes later to state that Portland had agreed to the deal. Mr. Abt, however, wanted to confirm again the details of the transaction, stating that "this is a COB right . . . [f]rom Enron, E-N-R-O-N
.. . . and then we are going to go to Portland General at COB."(54) The Enron trader agreed, but that answer did not satisfy Mr. Abt, who stated that "[i]t's just, everything takes place at COB. Is that a true statement[?]"(55) The Enron trader then expressed some doubt about the details, asking Mr. Abt to "let me confirm that."(56) Mr. Abt, however, became somewhat impatient, stating that "I thought it was at COB, everything was at COB."(57) The Enron trader then quickly agreed, stating "you're right, you're right, you're right", and Mr. Abt confirmed his understanding of that assessment, stating that "[e]verything is at COB."(58) They then agreed that the deal would begin in hour 11 at prices of $30 and $31 per MWh.

        Mr. Abt had two subsequent conversations with PGE discussing how the transaction was supposed to be conducted. In those conversations, he again confirmed his understanding of Avista Utilities' role in the transaction as a middleman between Enron and PGE.(59) In the second of those two conversations, Mr. Abt stated that "my understanding is that everything is at COB, I get it from Enron at COB, I sell it to Portland General at COB."(60) He also stated that "[i]f that is not a true statement then


--------------------
(52) Attachment A at 153.

(53) Id.

(54) Attachment A at 154.

(55) Id.

(56) Id.

(57) Id.

(58) Id.

(59) See Attachment A at 156-159.

(60) Attachment A at 158.

could you please let me know . . . Go downstairs and beat them on the head. They are in your building."(61)

        The final conversation required to ensure that Mr. Abt understood the deal occurred shortly thereafter between Mr. Abt and a trader from Enron. Mr. Abt asked the Enron trader whether "everybody know[s] what the hell is going on here."(62) He further stated that "[t]here seems to be a mass confusion here."(63) After the Enron trader agreed that there appeared to be confusion over the transaction, Mr. Abt again confirmed his understanding of the transaction:

        Avista:  Okay. What are we doing[?]

        Enron:   What we are doing is you are going to pick up from us at COB .
                 . .

        Avista:  From you at COB and give to Portland General at COB.

        Enron:   Yep.

        Avista:  And everybody knows about it and . . .

        Enron:   Yep.

        Avista:  Portland General is happy.

        Enron:   Yep.

        Avista:  Your [sic] happy.

        Enron:   Yep

        Avista:  I could care less.(64)

The conversation ended with the traders confirming the duration of the deal.(65)


--------------------
(61) Id.

(62) Attachment A at 160.

(63) Id.

(64) Id.

(65) Id.

        Avista Utilities would also note that PGE has advised Avista Utilities that a transcript submitted to the Commission on May 22, 2002 by PGE purporting to reflect a conversation by a trader at Avista Utilities and a PGE trader is in error. Specifically, PGE has informed Avista Utilities that the transcript on pages III.B-356-359 of the PGE submission reflects a conversation between PGE and PGE Transmission, and not PGE and Avista Utilities. A copy of the PGE letter to Avista Utilities is enclosed herein as Attachment C.

                b.   GREENBAR SHEETS

        The real-time trader edits on the Greenbar Sheets reflect an Avista Utilities purchase of 15 MW from Enron at $30/MWh during hours 11 through 19, and a resale of the same 15 MW to PGE for $31/MWh during the same hours. Those edits are reflected in red and black at the very bottom of the page.

        Edits made by Ms. Rumpeltes reflect the final billing arrangement that was actually agreed to by the parties. Ms. Rumpeltes reflected this change by crossing out the word "ENRON" that was written at the bottom of the page, and replacing it with the handwritten word "PGE."

                c.   FINAL BILLING INFORMATION

        As with all of the other transactions after April 16, the accounting settlement for the May 9 transactions mandated that they would be reflected in the billing information as sales by PGE to Avista Utilities, and then resales by Avista Utilities back to PGE. All of the information with respect to the final billing information for the buy/sell transactions on May 9 is summarized in Part I of Attachment C and the details are in Part IV of Attachment C.

            12.   MAY 10 TRANSACTIONS

                  a.   TRANSCRIPTS

        The transcripts for May 10 show that Enron, PGE, and Avista Utilities agreed to conduct a buy/sell transaction for hours 13 through 18. Under that deal, Avista Utilities agreed to purchase 15 MW from Enron at $30/MWh, and resell the same 15 MW to PGE for $31/MWh.

                  b.   GREENBAR SHEETS

        The real-time trader edits on the Greenbar Sheets reflect an Avista Utilities purchase of 15 MW from Enron at $30/MWh during hours 13 through 18, and a resale of the same 15 MW to PGE for $31/MWh during the same hours. Those edits are reflected in red and black pencil on lines 20 and 22.

        Edits by Ms. Rumpeltes reflect the final billing arrangement that was actually agreed to by the parties. Ms. Rumpeltes reflected this change on the May 10 Greenbar Sheet by crossing out the word "ENR" that was written on line 22, and replacing it with the handwritten word "PGE."

                  c.   FINAL BILLING INFORMATION

        As with all of the other transactions after April 16, the accounting settlement for the May 10 transactions mandated that they would be reflected in the billing information as sales by PGE to Avista Utilities, and then resales by Avista Utilities back to PGE. All of the information with respect to the final billing information for the buy/sell transactions on May 10 is summarized in
Part I of Attachment C and the details are in Part IV of Attachment C.

            13.  MAY 11 TRANSACTIONS

                 a.   TRANSCRIPTS

        The transcripts for May 11 show that Enron, PGE, and Avista Utilities agreed to conduct a buy/sell transaction for hours 11 through 22. Under that deal, Avista Utilities agreed to purchase 10 MW from Enron at $30/MWh, and resell the same 10 MW to PGE for $31/MWh. It should be noted that the Greenbar Sheets reflect a transaction on May 11 for only hours 11 through 13, indicating that the transaction was cut short, but no transcript could be found of such a conversation.

                 b.   GREENBAR SHEET

        The real-time trader edits on the Greenbar Sheets reflect an Avista Utilities purchase of 10 MW from Enron at $30/MWh during hours 11 through 13, and a resale of the same 10 MW to PGE for $31/MWh during the same hours. Those edits are reflected in red and black on lines 15 and 17.

        Edits made by Ms. Rumpeltes reflect the final billing arrangement that was actually agreed to by the parties. Ms. Rumpeltes reflected this change on the May 11 Greenbar Sheet by crossing out the word "ENR" that was written on line 17, and replacing it with the handwritten word "PGE."

                c.   FINAL BILLING INFORMATION

        As with all of the other transactions after April 16, the accounting settlement for the May 11 transactions mandated that they would be reflected in the billing information as sales by PGE to Avista Utilities, and then resales by Avista Utilities back to PGE. All of the information with respect to the final billing information for the buy/sell transactions on May 11 is summarized in
Part I of Attachment C and the details are in Part IV of Attachment C.

            14.  MAY 12 TRANSACTION

                 a.   TRANSCRIPTS

        The transcripts for May 12 show that Enron, PGE, and Avista Utilities agreed to conduct a buy/sell transaction for hour 12 and only for hour 12. Under that deal, Avista Utilities agreed to purchase 45 MW from Enron at $30/MWh, and resell the same 45 MW to PGE for $31/MWh.

                 b.   GREENBAR SHEETS

        The real-time trader edits on the Greenbar Sheets reflect an Avista Utilities purchase of 45 MW from Enron at $30/MWh during hour 12, and a resale of the same 45 MW to PGE for $31/MWh during the same hour. Those edits are reflected in red and black pencil on the very top of the Greenbar Sheet.

        Edits made by Ms. Rumpeltes reflect the final billing arrangement that was actually agreed to by the parties. Ms. Rumpeltes reflected this change on the May 11 Greenbar Sheet by crossing out the word "ENRON" that was written at the top of the page, and replacing it with the handwritten word "PGE."

                 c.   FINAL BILLING INFORMATION

        As with all of the other transactions after April 16, the accounting settlement for the May 12 transaction mandated that it would be reflected in the billing information as a sale by PGE to Avista Utilities, and then a resale by Avista Utilities back to PGE. All of the information with respect to the final billing information for the one-hour transaction on May 12 is summarized in Part I of Attachment C and the details are in Part IV of Attachment C.

            15.   MAY 15 TRANSACTIONS

                  a.   TRANSCRIPTS

        The transcripts for May 15 show that Enron, PGE, and Avista Utilities agreed to conduct a buy/sell transaction for hours 15 through 22. Under that deal, Avista Utilities agreed to purchase 10 MW from Enron at $30/MWh, and resell the same 10 MW to PGE for $31/MWh.

                  b.   GREENBAR SHEETS

        The real-time trader edits on the Greenbar Sheets reflect an Avista Utilities purchase of 10 MW from Enron at $30/MWh during hours 15 through 22, and a resale of the same 10 MW to PGE for $31/MWh during the same hours. Those edits are reflected in red and black pencil on lines 24 and 27 of the Greenbar Sheet.

        Edits made by Ms. Rumpeltes reflect the final billing arrangement that was actually agreed to by the parties. Ms. Rumpeltes reflected this change on the May 11 Greenbar Sheet by crossing out the word "ENRN" that was written on line 27, and replacing it with the handwritten word "PGE."

                  c.   FINAL BILLING INFORMATION

        As with all of the other transactions after April 16, the accounting settlement for the May 15 transactions mandated that they would be reflected in the billing information as sales by PGE to Avista Utilities, and then resales by Avista Utilities back to PGE. All of the information with respect to the final billing information for the buy/sell transactions on May 15 is summarized in
Part I of Attachment C and the details are in Part IV of Attachment C.

            16.  MAY 31 TRANSACTIONS

                 a.   TRANSCRIPTS

        The transcripts for May 31 show that Enron, PGE, and Avista Utilities agreed to conduct a buy/sell transaction for hours 23 and 24. Under that deal, Avista Utilities agreed to purchase 55 MW from Enron during hour 23 at $65/MWh, and resell the same 55 MW to PGE for $66/MWh, and to purchase 66 MW from Enron during hour 24 at $65/MWh, and resell the same 66 MW to PGE for $66/MWh.

                 b.   GREENBAR SHEETS

        The real-time trader edits on the Greenbar Sheets reflect a purchase by Avista Utilities of 55 MW from Enron during hour 23 at $65/MWh, and a resale of the same 55 MW to PGE for $66/MWh, and a purchase of 66 MW from Enron during hour 24 at $65/MWh, and a resale of the same 66 MW to PGE for $66/MWh. Those edits are reflected in red and black pencil on lines 15 and 23 of the Greenbar Sheet.

        In contrast to most of the other billing and settlement edits to the Greenbar Sheets after April 16, the Greenbar Sheet for May 31 does not reflect the final billing arrangement that was actually agreed to by the parties. The billing and settlement edits to the May 31 Greenbar Sheet reflect a sale of power to Avista Utilities by PGE, and a resale of that power by Avista Utilities to Enron. Those edits are reflected by the crossout of the term "ENRN" on line 15, and the insertion of the term "PGE" in black; and by the crossout of the term "PGE" on line 23, and the insertion of the term "ENR" in red. Ms. Rumpeltes has no recollection regarding this deviation from her earlier edits.

                c.   FINAL BILLING INFORMATION

        As with all of the other transactions after April 16, the accounting settlement for the May 31 transactions mandated that they would be reflected in the billing information as sales by PGE to Avista Utilities, and then resales by Avista Utilities back to PGE. All of the information with respect to the final billing information for the buy/sell transactions on May 31 is summarized in Part I of Attachment C and the details are in Part IV of Attachment C.

        Further, because the transactions in May as recorded by the real-time traders actually involved PGE as the buyer from Avista Utilities, and Enron as the seller to Avista Utilities (rather than a buy from and a sale to PGE), Avista Utilities' billing and settlements personnel entered another accounting correction transaction into the billing summaries showing a charge to Enron for the total of the buy/sell fee earned by Avista Utilities in May ($1,479) and an offsetting credit of the same amount to PGE. That correction is located on page 33 of the billing information summaries at the line designated as (AB).

            17.  JUNE 6 TRANSACTIONS

                 a.  TRANSCRIPTS

        The transcripts for June 6 show that Enron, PGE, and Avista Utilities agreed to conduct a buy/sell transaction for hours 14 and 15. Under that deal, Avista Utilities agreed to purchase 40 MW from Enron at $87/MWh, and resell the same 40 MW to PGE for $88/MWh.

                 b.  GREENBAR SHEETS

        The real-time trader edits on the Greenbar Sheets reflect an Avista Utilities purchase of 40 MW from Enron at $87/MWh during hours 14 and 15, and a resale of the same 40 MW to PGE for $88/MWh during the same hours. Those edits are reflected in red and black pencil at the very top of the Greenbar Sheet.

        Edits made by Ms. Rumpeltes reflect the final billing arrangement that was actually agreed to by the parties. Ms. Rumpeltes reflected this change on the June 6 Greenbar Sheet by crossing out the word "ENRON" that was written at the top of the page, and replacing it with the handwritten word "PGE." In addition, it appears she edited the sale price from $88 to $87, essentially turning the transaction into a complete bookout.

                 c.  FINAL BILLING INFORMATION

        As with all of the other transactions after April 16, the accounting settlement for the June 6 transactions mandated that they would be reflected in the billing information as sales by PGE to Avista Utilities, and then resales by Avista Utilities back to PGE. All of the information with respect to the final billing information for the transactions on May 15 is summarized in Part I of Attachment C and the details are in Part IV of Attachment C.

        Further, because the transaction in June actually involved PGE as the buyer from Avista Utilities, and Enron as the seller to Avista Utilities (rather than a buy from and a sale to PGE), Avista Utilities' billing and settlements personnel entered another accounting correction into the billing summaries showing a charge to Enron for the $80 buy/sell fee. That correction is located on page 44 of the billing information summaries at the line designated as (AD).

            18.   JUNE 15 TRANSACTIONS

        Avista Utilities has searched its transcripts for buy/sell transactions on June 15, but has been unable to locate any recording that would indicate the existence of such transactions on that date. PGE has been unable to supply any transcripts for this date either and it appears this date was included on PGE's list in error.(66) For clarification purposes, Avista Utilities includes a copy of the relevant page of its Greenbar Sheet for June 15 where a buy/sell with Enron is entered and erased. The transcripts for that transaction reveal a purchase in Montana and sale at MID-Columbia.

        VI. AS A MATTER OF LAW, THE COMMISSION CANNOT REVOKE AVISTA'S MARKET BASED RATE AUTHORITY

        While Avista Utilities believes that the Response above has fully addressed and satisfied the Commission's Order to Show Cause and that the Commission has no factual basis for sanctions or penalties against Avista Utilities, this section demonstrates that the Commission has not complied with the applicable legal requirements to take that action. Avista Utilities' market based rate authority is contained in a currently effective tariff.(67) The Commission can only revoke that tariff sheet in a proceeding initiated under
Section 206 of the Federal Power Act ("FPA") or if Avista Utilities violated a condition of its existing authority, those conditions are not met here. Nor can Avista Utilities be sanctioned for failing to comply with an information request issued in violation of the PaperWork Reduction Act of 1980.

                A. THE COMMISSION HAS NO AUTHORITY TO REVOKE AN EFFECTIVE TARIFF SHEET IN THIS DOCKET

        Neither of the Commission decisions cited in the June 4 Order, GWF Energy, LLC, et al., 98 FERC P. 61,330 at 62,390 (2001)("GWF"); and Kansas City Power & Light Company, 74 FERC P. 61,066 at 61,175 (1996) ("KCP&L") support revocation of


--------------------
(66) Avista Utilities, of course believes the whole list erroneously implies Avista Utilities engaged in Ricochet transactions which it did not engage in.

(67) Avista Utilities regrets the need to respond to this Order in this legalistic posture and believes the Commission concerns could have been better addressed through an additional information request. However, the extreme nature of the Commission's action makes this part of the response necessary.

market-based authority for failure to comply with a data request in a general investigation by the Commission. GWF simply recites that power sales may be carried out under a previously authorized market based rate tariff "barring, of course, a determination that circumstances warrant a revocation of market-based rate authority." GWF at p. 62,390. It says nothing about the basis for such a revocation.

        Far from supporting the Commission's June 4 Order, the GWF case undermines it. In GWF, the Commission had conditionally accepted, as an informational filing only, a long-term service agreement between GWF, a power marketing affiliate of Southern Company, and the California Department of Water Resources ("DWR"). The California Public Utilities Commission contended that the contract should have been treated as a rate schedule filed under FPA Section 205(c), 16 U.S.C. Section 824d(c), and then should have been suspended and investigated to determine whether it was unjust and unreasonable because of the exercise of market power by the seller. The Commission ruled that because it had previously accepted GWF's market based rate tariff under Section 205(c), and the long-term service agreement with DWR complied with that tariff, investigation under Section 205(c) was inappropriate. The Commission concluded that a market based rate tariff, once accepted and effective, can be challenged only upon a showing that the circumstances have changed, in the triennial review to which all such authorizations are subject, or in a complaint proceeding. This docket which is a general market investigation, does not fall within any of those categories.

        The Commission's ruling in GWF is based on long-standing precedent limiting its power to revoke rate schedules once they become effective, except after proceedings under Section 206 or Section 5 of the Natural Gas Act ("NGA"), 15 U.S.C. Section 717d, or for violation of a condition of the rate schedule's acceptance.(68) The Commission recently confirmed that it cannot revoke an effective tariff or rate schedule that has been accepted for filing except through proceedings under FPA
Section 206 for electricity, and NGA Section 5 for natural gas. In San Diego Gas & Electric Company, et al, 93 FERC P. 61,121 (2000), the Commission comprehensively reviewed its authority and concluded that under the filed rate doctrine as explicated in numerous cases under the FPA and the NGA, a rate once accepted for filing cannot be revoked retroactively by proceedings under those provisions.(69)

        Finally, the Commission's discretion to impose conditions on licenses, certificates, permits and other forms of permission is broad, but not unlimited. It is subject to three fundamental restrictions. First, whether express or implied, the condition must rest on reasonable notice to the regulated entities. Second, the condition


-----------------------
(68) In KCP&L the Commission revoked a transmission-owning utility's authority for market-based generation rates because of its failure to file non-price terms and conditions consistent with in the Commission's open access tariff requirements. The Commission had earlier ruled that such consistency was, in effect, a condition for continued MBR authority "given the need to mitigate market power to support" such rates. 72 FERC at p. 62,238. Thus KCP&L is based on a prior specific substantive condition of MBR authority--lack of market power--not on compliance with general information requests from the Commission.

(69) The Commission's general power to perform any and all acts, and to issue orders necessary or appropriate to carry out the act, FPA Section 309, 16 U.S.C. 825h, is also not sufficient to support revocation of market based rate authority as sanction for non-compliance with an information request in an investigation. As the Commission explained in refusing to authorize pre-complaint refund proceedings in its on-going Section 206 hearing addressing rates in California's spot markets (San Diego Gas & Electric Company, et al., 96 FERC P. 61,120 at p. 61,510 (2001):

        Courts interpreting FPA Section 309, and its counterpart NGA Section 16, have indicated that "[b]oth sections are of an implementary rather than substantive character....These sections merely augment existing powers conferred upon the agency by Congress, they do not confer independent authority to act." New England Power Co. v. FPC, 467 F. 2d 425, 430-31 (D.C. Cir. 1972), aff'd 415. U.S. 345 (1974).

The Commission has thus within the last year rejected the legal foundation for any arguments that FPA Section 309 might independently support proceedings to revoke market-based are authority for non-compliance with information requests.

must be reasonably related to the purpose of the substantive provision under which is granted the permission to which the condition is attached. Third, it must be consistent with the over-all regulatory scheme, so that conditioning authority under one section of the statute is not used to evade or undermine the substantive and procedural requirements of other sections.(70)

        The limiting principles of Northern Natural and Panhandle Eastern apply a fortiori to the Commission's Show Cause Order. Nowhere in the provisions of the FPA authorizing investigations is there any indication that the Commission can condition the continued effectiveness of an existing rate schedule on compliance with information requests in a general investigation like FERC Docket No. PA02-2-000. Such a condition would completely undermine the rate provisions in NGA Section 5 and FPA Section 206. Moreover, the Commission's February 13 order expressly states that FERC Docket No. PA02-2-000 is not a Section 206 proceeding.

        Until this year, the Commission has never provided any notice, express or implied, that non-compliance with an investigation collection request in a general investigation is a condition for continuance of MBR authority. In UBS AG, 98 FERC P. 61,255 (2002), the Commission conditioned the MBR authority of the company that acquired Enron Corporation's power trading operations on its cooperation with the investigation in PA02-2-000. No such condition appears in any prior order granting market-based rate authority, nor does any general regulation so provide. The Commission, therefore, cannot justify its show cause order on the ground that Avista Utilities agreed to waive their Section 206 rights as a condition of their MBR authorization.


--------------------
(70) Panhandle Eastern Pipeline Co. v. FERC, 613 F.2d 1120 (D.C. Cir. 1979), cert. denied 449 U.S. 889 (1980)("Panhandle Eastern"); Northern Natural Gas Co.
v. FERC, 827 F.2d 779 (D.C. Cir. 1987) (en banc) ("Northern Natural").

            B. THE COMMISSION DATA COLLECTION EFFORT VIOLATES THE PAPERWORK REDUCTION ACT

        The Paper Work Reduction Act of 1980 ("PWRA") 44 U.S.C. Sections 3501-3520 prohibits agencies from conducting or sponsoring information collection requests unless the Director of OMB has approved the request. The PWRA "applies to the collection of information during the conduct of general investigations undertaken with reference to a category of individuals or entities such as a class of licensees or an entire industry." (44 U.S.C. Section 3518(c)(2). An information collection request under the PWRA includes data requests. In addition, "the authority of an agency under any other law to prescribe policies, rules, regulations and procedures for Federal information activities is subject to the authority conferred on the Director [of OMB] by this [Act]."

        The February 13 Order under which the DRs was issued initiates an industry-wide investigation into manipulation of gas and electric prices in the West, and "undue influence" over long term power sales contracts in the West. Therefore, DRs and other information requests issued in the investigation constitute information collection requests subject to the PWRA. Because the DR does not fall within any exclusion from the PWRA, it should have carried an OMB control number. In the absence of an OMB control number, the PWRA bars the imposition of any penalty for failing to provide information demanded in the DR. 44 U.S.C. Section 3512. Accordingly, the PWRA bars the Commission from imposing a sanction on anyone for failure to comply with the data request.

        WHEREFORE, Avista Corporation should be found to have satisfied the Show Cause Order.


                                                Respectfully submitted,


                                              ----------------------------------
                                              Gary Bachman
                                              Paul Korman
                                              Brian Zimmet
                                              Van Ness Feldman
                                              A Professional Corporation
                                              1050 Thomas Jefferson Street, N.W.
                                              Seventh Floor
                                              Washington, D.C. 20007-3877
                                              (202) 298-1800